UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Sunstone Hotel Investors, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
⌧	No fee required.
◻	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
◻	Fee paid previously with preliminary materials.
◻

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Stockholder:

It is a pleasure to invite you to the 2021 annual meeting of stockholders (the “Annual Meeting”) of Sunstone Hotel Investors, Inc., or Sunstone, a Maryland corporation, to be held in a virtual-only meeting format via live webcast, on Thursday, April 29, 2021 at 12:30 p.m. Pacific Time, for the following purposes:

1.	Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	Advisory vote to approve the compensation of Sunstone’s Named Executive Officers, as set forth in the proxy statement for Sunstone’s Annual Meeting; and
4.	Transaction of other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $0.01 per share, at the close of business on March 3, 2021 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend the Annual Meeting, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided or, if you own shares through a bank or broker that provides for voting by telephone or over the Internet, by submitting your authorization to vote by telephone or over the Internet in accordance with your bank’s or broker’s instructions. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our Board of Directors’ recommendations.

We would like to take this opportunity to thank you for your continued support of Sunstone. We believe that our continued refinement of our compensation and corporate governance practices, coupled with our commitment to building long-term value make Sunstone well positioned for a promising future. We continue to focus on improvements to Sunstone’s corporate compensation and governance practices, as reflected by the following previously implemented initiatives: Proxy Access; Director Holdover Resignation Guidelines; Limitations on Stockholder Rights Plans; Right of Stockholders to Amend Company Bylaws; Restrictions on Classifying Directors; Anti-Hedging and Pledging policies; Clawback Policy; Double-Trigger accelerated vesting; a Pay-For-Performance structure that is aligned with both our stockholders and the expansion of Environmental, Social and Governance initiatives; and on-going Director refreshment and commitment to diversity.

Again, we thank you for your continued support and look forward to a promising future.

By Order of the Board of Directors

David M. Klein
Executive Vice President—General Counsel
and Secretary

March 17, 2021

WHEN:

April 29, 2021,
12:30 p.m. Pacific Time

WHERE:

www.virtualshareholdermeeting.com/SHO2021

AGENDA:

1. Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;

2. Ratify the appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2021; and

3. Advisory vote to approve the compensation of Sunstone’s Named Executive Officers.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 17, 2021

You are invited to Sunstone’s 2021 annual meeting of stockholders, or the Annual Meeting. Only stockholders of record at the close of business on March 3, 2021 are entitled to notice of and to vote at the Annual Meeting. Due to the on-going COVID-19 pandemic, the Annual Meeting will be held in a virtual-only meeting format via live webcast. You will not be able to attend the Annual Meeting physically in person.

Stockholders can vote online, by telephone, by completing and returning the proxy card, or by virtually attending the Annual Meeting. This Notice and the proxy card itself have detailed instructions for voting, including voting deadlines. To participate in the virtual Annual Meeting at www.virtualshareholdermeeting.com/SHO2021, you must enter the 16-digit control number found on your proxy card or your voting instruction form.

Internet Visit the website noted on your proxy card to vote online.	Telephone Use the toll-free telephone number on your proxy card to vote by telephone.	Mail Sign, date, and return your proxy card in the enclosed envelope to vote by mail.	During Meeting You may vote online during the Annual Meeting at www.virtualshareholdermeeting.com/SHO2021

Stockholders may revoke a proxy (change or withdraw their votes) at any time prior to the Annual Meeting by following the instructions in the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are primarily furnishing proxy materials to our stockholders via the Internet rather than mailing paper copies of the materials. This Proxy Statement and Sunstone’s annual report on Form 10-K for the fiscal year ended December 31, 2020, or Annual Report, are available on the Internet at www.proxyvote.com. Internet distribution of the proxy materials is designed to expedite receipt by stockholders, lower costs and reduce the environmental impact of the Annual Meeting.

The Notice of Internet Availability of Proxy Materials, or Notice Card, has instructions on how to access and review our proxy materials online, as well as instructions for online or telephone voting. We sent the Notice Card to our stockholders on or about March 17, 2021. Stockholders who previously indicated a preference for paper copies of our proxy materials received paper copies. If you received a Notice Card but would like to request paper copies of our proxy materials, you may do so by following the instructions described in the Notice Card.

TABLE OF CONTENTS (continued)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2021

This proxy statement and our Annual Report are available at our Investor Relations website at http://www.sunstonehotels.com/proxy.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so please read the entire proxy statement before voting. In addition, for more complete information about our 2020 financial performance, please see our annual report on Form 10-K for the fiscal year ended December 31, 2020, or Annual Report, available at www.sunstonehotels.com.

VOTING INSTRUCTIONS

Your vote is very important. For this reason, our Board of Directors, is soliciting the enclosed proxy to allow your shares of common stock, par value $0.01 per share, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2021 annual meeting of stockholders, or Annual Meeting, of Sunstone Hotel Investors, Inc. “We,” “our,” “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc.

INVITATION TO THE
ANNUAL MEETING

Stockholders are invited to attend the Annual Meeting on April 29, 2021, beginning at 12:30 p.m. Pacific Time.

The Annual Meeting will be held online at:

www.virtualshareholdermeeting.com/SHO2021

Record Date:
March 3, 2021

Number of Common Shares Eligible to Vote at the Meeting as of the Record Date:
216,133,173

Company Principal Executive Offices:
200 Spectrum Center Drive, 21st Floor Irvine, California 92618

Date of First Mailing of Proxy Statement and Accompanying Materials to Stockholders:
March 17, 2021

VOTING MATTERS

Proposal	Matter	Board Recommendation	Page Reference
1	Election of Eight Directors Identified in this Proxy Statement	FOR each nominee	13

2	Ratification of Independent Registered Public Accounting Firm for 2021	FOR	23

3	Advisory Vote on Executive Compensation	FOR	24

2021 Proxy Statement	1

PROXY SUMMARY

DIRECTOR NOMINEES

Name, Age	Director Since	Primary Occupation	Other Public Company Boards
John V. Arabia, 51	2014	President and Chief Executive Officer, Sunstone Hotel Investors, Inc.
W. Blake Baird, 60	2016	Co-Founder, Chairman of the Board and Chief Executive Officer, Terreno Realty Corporation	Terreno Realty Corporation
Andrew Batinovich, 62	2011	President and Chief Executive Officer, Glenborough, LLC; Chief Executive Officer and Director, Strategic Realty Trust	Strategic Realty Trust
Monica S. Digilio, 57	2020	Founder and Chief Executive Officer, Compass Advisors, LLC.
Kristina M. Leslie, 56	-	Former Chief Financial Officer, DreamWorks Animation	CVB Financial Corp.
Murray J. McCabe, 53	2016	Founder and Managing Partner, Montgomery Street Partners, L.P.	RREEF Property Trust, Inc.; Columbia Property Trust
Verett Mims, 58	-	Chief Financial Officer, Blum Capital Partners, L.P.
Douglas M. Pasquale, 66 Chairman of the Board	2011	Founder and Chief Executive Officer, Capstone Enterprises Corporation	Alexander and Baldwin, Inc.; Terreno Realty Corporation; Dine Brands Global, Inc.

2	Sunstone Hotel Investors

PROXY SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to the values of transparency, stockholder friendly corporate governance and the highest ethical standards. Our Board of Directors believes that these values provide the framework to support the Company in creating long-term stockholder value. Our detailed governance framework can be found in the governance section of our website. The following highlights selections of this framework and adopted governance policies that we believe are in the best interests of our stockholders:

Board of Directors Independence	✔	All current directors, other than our chief executive officer, or CEO, are independent
	✔	All of our directors who served on the Board of Directors during 2020 attended 100% of the meetings of the Board of Directors and committees of the Board of Directors on which they served
	✔	Our directors participate in ongoing director education
Board of Directors Composition	✔	All directors are elected annually at the annual meeting of stockholders
	✔	We maintain a majority vote standard in uncontested elections
	✔	We hold annual Board of Directors and committee self-evaluations
	✔	Commitment to include women and individuals from underrepresented communities in the qualified pool from which new director candidates are selected
	✔	Commitment to Board refreshment with three new independent directors in the last two years
Leadership Structure	✔	Our Chairman of the Board is independent of the CEO
Board of Directors Committees	✔	Three Board of Directors committees (the “Committees”) – Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee
	✔	All Committees are comprised solely of independent directors
	✔	Three of our 2020 Audit Committee members are “financial experts”
	✔	Executive sessions of independent directors are held at each regularly scheduled Board of Directors meeting
Risk Oversight	✔

Our Board of Directors is responsible for risk oversight and delegates the oversight of key risks to specific committees; the Board of Directors and its committees oversee management in its duty to assess and mitigate enterprise-level risks

	✔	The review of management’s assessment of enterprise-level risks is conducted quarterly by the Audit Committee and annually by the full Board of Directors
	✔	Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures
Communication	✔	We encourage a strong working relationship between the Chairman of the Board, other directors and the CEO
	✔	Directors have open access to senior management and all employees

2021 Proxy Statement	3

PROXY SUMMARY

Stock Ownership & Governance	✔

Each independent director is required to own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual cash retainer no later than January 1 of the year following the third anniversary of his or her election as a director

✔

The CEO is required to own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary no later than January 1 of the year following the fourth anniversary of his or her appointment to CEO

✔

Each Executive Vice President is required to own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and each Senior Vice President is required to own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary no later than January 1 of the year following the fourth anniversary of his or her appointment to such position

	✔	We maintain a prohibition on any hedging or pledging of shares of Company stock
	✔	We maintain a Clawback Policy
	✔	We maintain a comprehensive insider trading policy
Accountability to Stockholders	✔	We maintain a non-classified Board of Directors with annual election of all directors
	✔	The Company is prohibited from classifying the Board of Directors without stockholder approval
	✔	We maintain majority voting in uncontested director elections
	✔	Common stock is the only class of voting securities outstanding
	✔	We adopted proxy access
	✔	We opted out of the Maryland Business Combination and Control Share Acquisitions Act (eliminating certain takeover defenses)
✔

We adopted a policy prohibiting the adoption of a stockholder rights plan or “poison pill” without prior stockholder approval, unless the plan provides that it will expire within 12 months of adoption absent ratification by the Company’s stockholders

✔

We adopted a policy requiring the Board of Directors to accept a resignation tendered by a nominee who is already serving as a director if such nominee received more votes “against” or “withheld” than “for” on his or her election at each of two consecutive annual meetings of stockholders

	✔	We adopted a stockholder’s right to amend our bylaws
Environmental, Social and Governance	✔	Our Nominating and Corporate Governance Committee monitors our programs and initiatives on sustainability and on environmental and social responsibility

4	Sunstone Hotel Investors

PROXY SUMMARY

OUR COMPENSATION PRACTICES

Objectives. We seek to attract, motivate and retain our Named Executive Officers, or NEOs, each an NEO, through competitive compensation arrangements that we believe, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value. In order to achieve our objectives and mitigate compensation related risks to our stockholders, we utilize the following practices:

WHAT WE DO	WHAT WE DO NOT DO

✔ WE PAY FOR PERFORMANCE

Our executive compensation program is weighted towards performance-based at-risk, rather than fixed, compensation. Specifically, the at-risk portion of our executive compensation program is designed to reward performance relative to financial, stockholder return, and other metrics that we believe best align management with stockholder interests.

✔ WE TIE GOALS TO CORPORATE STRATEGY

A portion of our NEO’s individual goals are tied to advancing the Company’s strategy of owning Long-Term Relevant Real Estate® as well as the achievement of environmental, social and governance (“ESG”) initiatives.

✔ WE HAVE SHORT-TERM EMPLOYMENT AGREEMENTS WITH OUR EXECUTIVES

Each of our executive officers, including the CEO, has a one-year employment agreement. Our Compensation Committee believes that short-term employment contracts best align the obligations of the executive with the interests of our stockholders.

✔ WE HAVE A COMPENSATION RECOVERY POLICY (“CLAWBACK POLICY”)

Each of our executive officers, including the CEO and CFO, are subject to a compensation recovery policy that provides the Board the ability to recover portions of the employee’s incentive compensation following an accounting restatement due to fraudulent, willful or grossly negligent misconduct.

✔ WE REQUIRE OUR CEO AND OTHER EXECUTIVES TO HAVE A MEANINGFUL OWNERSHIP INTEREST IN THE COMPANY

Our Compensation Committee believes that requiring the CEO and other executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the CEO and other executive officers with those of our stockholders. Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the CEO or other executive officer’s appointment to such position:

● The CEO, Executive Vice Presidents and Senior Vice Presidents will own and retain shares of the Company’s common stock having a value equal to at least six times, three times and two times his or her base salary, respectively.

✔ WE HOLD AN ANNUAL SAY-ON-PAY VOTE

We conduct an annual “say-on-pay” advisory vote to solicit our stockholders’ view on our compensation programs.

✔ WE SOLICIT INDEPENDENT COMPENSATION ADVICE

Our Compensation Committee retains FPL Associates L.P., or FPL, an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

✘ WE DO NOT PROVIDE GUARANTEED INCENTIVE COMPENSATION

There are no minimum payout levels on either our annual incentive bonus plan or our equity incentive award plan. Our equity incentive award plan consists of a material portion tied to achievement of relative total stockholder return, or RSR, goals. In 2020, based on the impact from COVID-19 on the Company, the Compensation Committee elected to eliminate all annual bonuses related to Individual Performance Goals.

✘ WE DO NOT PAY “GROSS UPS” FOR CHANGE IN CONTROL OR SEVERANCE PAYMENTS

We do not provide excise or other tax “gross up” payments in connection with any change in control or severance payment made to an NEO.

✘ WE DO NOT PROVIDE “SINGLE TRIGGER” BENEFITS UPON A CHANGE IN CONTROL

The employment agreements with our NEOs require a “double trigger” (requiring both a change in control and qualifying termination of employment) in order to receive cash or equity payments or vesting in connection with a change in control.

✘ WE DO NOT ALLOW HEDGING OR PLEDGING OF COMPANY STOCK BY OFFICERS AND DIRECTORS

Our officers and directors are prohibited from engaging in hedging transactions designed to offset decreases in the market value of our stock or pledging our stock.

2021 Proxy Statement	5

PROXY SUMMARY

Compensation Element	Key Characteristics	2020 Compensation	Percentage of 2020 Target Compensation
Base Salary	● Fixed compensation that reflects each executive’s position and individual performance. ● Payable in cash. ● Reviewed annually and adjusted when appropriate.	● Our NEOs received base salary increases of 2.0%.	● 16% of our CEO’s total compensation. ● 22% of our other NEOs total compensation (on average).
Cash Incentive Bonuses Average NEO’s

● Average NEO cash incentive bonus determined based on the Company’s achievement of Key Financial Measures and Individual Performance Goals:

• 82.5% Key Financial Measures, including the advancement of the Company’s strategy to own Long-Term Relevant Real Estate®; and

• 17.5% Individual Performance Goals, including the advancement of the Company’s strategy to own Long-Term Relevant Real Estate® as well as the achievement of ESG initiatives.

● Payable in cash.

● Each of our NEOs was eligible to receive a cash incentive bonus due to our achievement of certain financial goals and strategic objectives in the preceding year.

● Our CEO was eligible to receive a cash incentive bonus paid at various thresholds between 75% and 250% of his base salary based on achieving threshold to high goals.

● Our other NEOs each were eligible to receive cash incentive bonuses paid at various thresholds between 57.5% and 162.5% of their base salaries based on achieving threshold to high goals.

● Due to the impact of COVID-19, the Company’s actual RevPAR change and Adjusted Funds from Operations (“AFFO”) were both materially below their relative threshold levels and no payout was awarded. In addition, the Compensation Committee decided to not award bonuses based on individual performance.

● 26% of our CEO’s total compensation. ● 23% of our other NEOs total compensation (on average).
Equity Incentive Awards Average NEO’s

● Average NEO equity award value determined based on the Company’s achievement of RSR and Individual Performance Goals:

• 82.5% Three and five year relative total stockholder return; and

• 17.5% Individual Performance Goals, including the advancement of the Company’s strategy to own Long-Term Relevant Real Estate® as well as the achievement of ESG initiatives.

● Restricted Stock issued under our 2004 Long-Term Incentive Plan, as amended and restated (“LTIP”).

● Time-based, vesting ratable over three years.

● Each of our NEOs received an equity incentive award, the size of which was based on our achievement of relative total stockholder returns and strategic objectives in the preceding year(s).

● Our CEO was eligible to receive an equity incentive award valued at various thresholds between 175% and 450% of his base salary based on achieving threshold to high goals.

● Our other NEOs each were eligible to receive equity incentive awards valued at various thresholds between 137.5% and 312.5% of their base salaries based on achieving threshold to high goals.

● 53% of our CEO’s total compensation. ● 49% of our other NEOs total compensation (on average).
Benefits and Perquisites	● Fixed compensation. ● Participation in broad-based benefit plans at same cost as other employees.	● Our NEOs were eligible to participate in Company-wide health, dental and vision insurance plans, term life insurance, disability coverage, and 401(k) contributions.	● 5% of our CEO’s total compensation. ● 6% of our other NEOs total compensation (on average).

6	Sunstone Hotel Investors

PROXY SUMMARY

Say-on-Pay Proposal Approval

91.1% of votes cast on our 2020 say-on-pay proposal approved, on an advisory basis, the executive compensation of our NEOs

Company Compensation Highlights:

✔ Implemented a Compensation Recovery Program (“Clawback Policy”)

✔ Eliminated Single Trigger Acceleration of Equity Awards in Connection with a Change of Control

✔ No Tax Gross-Ups
✔ Meaningful Ownership Requirements

2020 Company Highlights

Improved the quality of our portfolio focusing on Long-Term Relevant Real Estate®.

●	Sold two hotels, the Renaissance Harborplace and the Renaissance Los Angeles Airport, for combined gross proceeds of nearly $172 million. Additionally, we reached a resolution with the lender of the mortgage on the Hilton Times Square, resulting in an assignment-in-lieu. The disposition of these three hotels in 2020 further consolidates our portfolio into Long-Term Relevant Real Estate® and further reduces our ground lease exposure. It is worthwhile to note that the combined 2019 RevPAR and EBITDA per key of these three hotels in aggregate was approximately 19% lower and 54% lower, respectively, than the remainder of our portfolio.
●	Completed approximately $51 million of capital improvements throughout the portfolio, including the redesign of the atrium and lobby at the Renaissance Orlando at SeaWorld®, the remodel of the porte-cochere and the replacement of escalators that connect all levels of the hotel’s meeting space with the lobby at the Renaissance Washington DC, and the remodel of the guest rooms, gym, meeting rooms, public space and the M Club, and the addition of nine new guest rooms at The Bidwell Marriott Portland.
●	Invested over $9 million in a variety of back-of-house building systems and environmental projects, including a 160,000 kw solar energy system, installation of low-flow plumbing fixtures, upgrading or replacing air handling units, building management system upgrades, and LED lighting retrofits, as well as several other building system upgrades intended to reduce overall energy consumption.

	$51M	28%
Sold two hotels for gross proceeds of nearly $172 million. Increased the Company’s concentration of Long-Term Relevant Real Estate®	Capital Investment including the repositioning of The Bidwell Marriott Portland and selective highly disruptive investments at the Renaissance Orlando at SeaWorld® and the Renaissance Washington DC.	Consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 28%. Retired $108 million of secured debt and $35 million of unsecured debt in 2020.

2021 Proxy Statement	7

PROXY SUMMARY

We reduced our debt balance and maintained substantial liquidity.

●	Ended 2020 with a consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 28%. Maintained a year-end unrestricted cash balance of $368 million, after retiring $108 million of secured debt and $35 million of unsecured debt.
●	No debt maturities until September 2022, assuming the Company exercises all available extension options.

Addressed challenges related to the COVID-19 pandemic and positioned the Company for the recovery.

●	Implemented safety protocols and procedures aimed at protecting the health, safety and well-being of our guests and hotel associates. Implemented measures include:
o	ensuring hotel associates have the proper personal protection equipment and training to safely complete their work;
o	creating and implementing cleaning and sanitizing protocols that meet brand standards, as well as local, state, and federal guidelines;
o	displaying proper signage and providing safety information to hotel guests; restructuring operations and workflow procedures to adhere to social distancing standards; and
o	ensuring vendors can provide the equipment and materials needed for the protocols.
●	Reduced operating expenses to minimize cash burn during periods of low demand due to government mandated restrictions on travel and public gatherings.
●	Amended unsecured debt covenants to increase flexibility and extend covenant relief until March 31, 2022.
●	Resumed operations at 15 of our 17 hotels.

8	Sunstone Hotel Investors

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

What matters will be voted on at the Annual Meeting?

The Annual Meeting will be held for the following purposes:

1.	Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	Advisory vote to approve the compensation of Sunstone’s NEOs, as set forth in this proxy statement; and
4.	Transaction of other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock as of the close of business on March 3, 2021, or the record date, are entitled to vote on matters that properly come before the meeting. Shares of common stock can be voted only if the stockholder is present at the Annual Meeting or is represented by proxy. At the close of business on the record date, there were 216,133,173 shares of common stock outstanding and entitled to vote. The holders of common stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services, or ADP, online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card provided by your bank or broker.

You may also attend the virtual Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/SHO2021 during the Annual Meeting. If you are the record holder of your stock as of the record date, you will need the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

2021 Proxy Statement	9

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

If a bank, broker or other nominee is the record holder of your stock on the record date, you will be able to vote by following the instructions on the voting instruction form or notice that you receive from your bank, broker or other nominee. If a bank, broker or other nominee is the record holder of your stock on the record date, you must obtain and submit a legal proxy from your bank, broker or other nominee as the record holder and a letter from your bank, broker or other nominee showing that you were the beneficial owner of your shares on the record date in order to vote at the virtual Annual Meeting.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and Internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one inspector of election who will review and confirm the tabulation of votes at the Annual Meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for director in Proposal 1; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2021; and FOR Proposal 3 to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement.

What vote is required to approve each proposal?

Election of Directors: There is no cumulative voting in the election of directors. In an uncontested election, a director shall be elected by an affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present; that is, a nominee will be elected as a director only if the number of votes cast “for” such nominee exceeds the number of votes “against” or “withheld” with respect to that nominee. Any shares not voted, whether by abstention or “broker non-vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal, or otherwise), have no effect on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

Advisory Vote on Executive Compensation:  This proposal requires the affirmative vote of a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. Presence may be virtually at the Annual Meeting or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the Internet, or if you attend the Annual Meeting.

10	Sunstone Hotel Investors

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Rules of the New York Stock Exchange, or NYSE, determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The ratification of independent public accountants is the only routine matter to be voted on at the Annual Meeting. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

What if other items come up at the Annual Meeting and I am not there to vote?

We are not now aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the Internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

●	Notify Sunstone’s Secretary (David M. Klein, c/o Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st floor, Irvine, California 92618) in writing before the Annual Meeting that you are revoking your proxy;
●	Submit another proxy with a later date;
●	If you own shares through a bank or broker that provides for voting by telephone or the Internet, submit your voting instructions again by telephone or the Internet; or
●	Vote at the virtual Annual Meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by mail, or if such service is provided by a bank or broker that holds your shares, by telephone or the Internet. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust Company, LLC, at 1-800-937-5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone, that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in “street name” (that is, through a broker or other nominee), your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your

2021 Proxy Statement	11

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you without charge if you address your written request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. If you currently receive multiple copies of the Annual Report and proxy statement, or Notice Regarding the Availability of Proxy Materials, at your address and you would like to request householding of your communications, you should contact your broker or bank.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in the proxy statement for our 2022 annual meeting of stockholders, or 2022 Annual Meeting, after the Annual Meeting, but must be received no later than 5:00 p.m. Pacific Time on November 17, 2021. Proposals should be sent via registered, certified, or express mail to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. See also “Stockholder Proposals for the 2022 Annual Meeting” later in this proxy statement.

What do I need to do to attend the Annual Meeting?

Our virtual Annual Meeting will be conducted on the Internet via live webcast. You will be able to participate online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHO2021. Stockholders will be able to vote their shares electronically during the Annual Meeting.

To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your proxy card or your voting instruction form. The Annual Meeting will begin promptly at 12:30 p.m. Pacific Time. We encourage you to access the virtual Annual Meeting prior to the start time. Online access will begin at 12:15 p.m. Pacific Time.

The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of the applicable software and plugins. Participants should ensure they have a strong internet connection wherever they intend to participate in the Annual Meeting. Participants should also allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

How do I ask questions at the Annual Meeting?

Stockholders may submit questions for the virtual Annual Meeting after logging in. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/SHO2021, typing your questions into the “Ask a Question” field, and clicking “Submit.” Please submit any questions before the start of the meeting.

Appropriate questions related to the business of the Annual Meeting (the proposals being voted upon) will be answered during the Annual Meeting, subject to time constraints.

Additional information regarding ability of stockholders to ask questions during the Annual Meeting, related rules of conduct and other materials for the Annual Meeting will be available at www.virtualshareholdermeeting.com/SHO2021.

What if I have technical difficulties when accessing the Annual Meeting?

Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/SHO2021 beginning at 12:15 p.m. Pacific Time on April 29, 2021 through the conclusion of the Annual Meeting.

12	Sunstone Hotel Investors

PROPOSALS

PROPOSAL 1	ELECTION OF DIRECTORS
The Board of Directors recommends that our stockholders vote FOR each of the nominees.

Board of Directors. The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day-to-day operating details. Our Board of Directors currently consists of eight directors.

The proxy holders named on the proxy card intend to vote for the election of the eight nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board of Directors. If you do not wish your shares to be voted for particular nominees, you can so indicate on the attached proxy card or, if your shares are held through a bank or broker and you are authorizing a proxy to vote by telephone or the Internet, by following the instructions provided when you access the telephone or Internet proxy facilities.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. Each of the nominees has consented to act as a director if duly elected and qualified and the Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the Annual Meeting will hold office until the 2022 Annual Meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations and age as of March 1, 2021. Each of the nominees except Ms. Leslie and Ms. Mims is currently a director of the Company.

2021 Proxy Statement	13

PROPOSALS REQUIRING YOUR VOTE

Nominees for Election as Directors.

John V. Arabia Age: 51 Director

Mr. Arabia is our President and CEO, and a director. On April 4, 2011, Mr. Arabia began serving as our Executive Vice President of Corporate Strategy and Chief Financial Officer. On February 15, 2013, he was promoted to President, on February 19, 2014, he was appointed to serve as a member of our Board of Directors, and on January 17, 2015 he was promoted to President and CEO. Prior to joining Sunstone, Mr. Arabia served as Managing Director of Green Street Advisors’ (“Green Street”) real estate research team. Mr. Arabia joined Green Street in 1997 and created and managed the firm’s lodging research platform. Prior to joining Green Street, Mr. Arabia was a Consulting Manager at EY Kenneth Leventhal in the firm’s west coast lodging consulting practice. Mr. Arabia also served on the board of directors of Education Realty Trust, Inc. (NYSE: EDR) until its privatization on September 20, 2018. Mr. Arabia served as chair of the nominating and corporate governance committee and as a member of the investment and oversight committee of the board of directors of EDR. He also serves on the Executive Committee of the American Hotel & Lodging Association (AHLA) and is a member of AHLA’s Real Estate Finance Advisory Council (IREFAC). Mr. Arabia, who earned a CPA certificate from the state of Illinois, holds an M.B.A. degree in Real Estate/Accounting from the University of Southern California and a B.S. degree in Hotel Administration from Cornell University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Arabia should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, and his extensive finance and real estate investment experience.

14	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

W. Blake Baird Age: 60 Director

Mr. Baird has served as a director since April 28, 2016. Mr. Baird co-founded Terreno Realty Corporation (NYSE: TRNO), and has served as chairman of its board of directors and its CEO since February 2010. Terreno Realty Corporation acquires, owns and operates industrial real estate in six major coastal U.S. markets. Mr. Baird was managing partner and co-founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as President of AMB Property Corporation (NYSE: AMB) from January 2000 to December 2006. AMB, now Prologis, Inc. (NYSE: PLD), is a leading global developer, owner and operator of industrial real estate. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its Chief Investment Officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird previously served as a director of Matson, Inc. (NYSE: MATX), a Honolulu-headquartered ocean transportation and logistics company, from June 2012 until April 2020.

Mr. Baird is a former member of the Young Presidents’ Organization and a former member of the board of governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. degree in Economics from the Wharton School (magna cum laude) and a B.A. degree in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. degree from New York University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Baird should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

2021 Proxy Statement	15

PROPOSALS REQUIRING YOUR VOTE

Andrew Batinovich Age: 62 Director

Mr. Batinovich has served as a director since November 7, 2011. Mr. Batinovich currently serves as President and CEO of Glenborough, LLC, a privately held full service real estate investment and management company focused on the acquisition, management and leasing of institutional quality commercial properties. In 2010, Mr. Batinovich led a private investor group in acquiring Glenborough, LLC and related real estate assets that were originally part of Glenborough Realty Trust, a NYSE-listed REIT, which was sold to affiliates of Morgan Stanley in 2006. From December 2006 to October 2010, Mr. Batinovich served as President and CEO of Glenborough, LLC, a company formed by an affiliate of Morgan Stanley to acquire Glenborough Realty Trust. In 1996, Mr. Batinovich co-founded Glenborough Realty Trust and was President and CEO and a director at the time of the sale in 2006. Mr. Batinovich was appointed President of Glenborough Realty Trust in 1997 and CEO in 2003. He also served as Chief Operating Officer and Chief Financial Officer during his tenure at Glenborough Realty Trust.

Prior to founding Glenborough Realty Trust, Mr. Batinovich served as Chief Operating Officer and Chief Financial Officer of Glenborough Corporation until 1996 when it was merged into Glenborough Realty Trust. Glenborough Corporation was a private real estate investment and management company that completed a number of private placements of office, industrial, residential and hotel properties. Prior to joining Glenborough Corporation in 1983, Mr. Batinovich was an officer of Security Pacific National Bank. In August 2013, an affiliate of Glenborough, LLC became the advisor to Strategic Realty Trust, a non-traded SEC-registered REIT that owns a portfolio of urban retail properties, and Mr. Batinovich was appointed CEO and a director. He also serves as a trustee of the American University of Paris. Mr. Batinovich has a B.A. degree in International Business Administration from the American University of Paris.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Batinovich should serve as a director: his professional background and experience, education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

16	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

Monica S. Digilio Age: 57 Director

Ms. Digilio has served as a director since April 30, 2020. Ms. Digilio has over 25 years of C-Suite experience in public and privately held hospitality, gaming, entertainment, and real estate development companies worldwide. Ms. Digilio is currently the Founder and CEO of Compass Advisors LLC, a strategic advisory practice which draws on her expertise in human resources, talent management, business leadership and organizational development. Prior to establishing Compass Advisors, Ms. Digilio was the Executive Vice President and Chief Human Resources Officer for Caesars Entertainment Corporation, where she led the HR and CSR/ESG functions from 2018-2020. Prior to her tenure at Caesars, Ms. Digilio spent six years as the Executive Vice President, Chief Human Resources Officer for Montage International, where she played a key role in the expansion of the company’s portfolio of Montage branded hotels and resorts and helped launch the Pendry luxury lifestyle brand. Ms. Digilio also spent 12 years as the Executive Vice President, Global Human Resources & Administration for Kerzner International, parent company of the Atlantis and One & Only Integrated resorts and luxury hotel/resorts brands, and ten years in leadership positions with ITT Sheraton Corporation.

Ms. Digilio serves as an Advisory Board Member for Cornell University's Leland C. and Mary M. Pillsbury Institute for Hospitality Entrepreneurship. She is an active member of the National Association of Corporate Directors (NACD) and the Women Corporate Directors Foundation (WCD), where she serves on the Compensation and Human Capital Committee Peer Group.

Ms. Digilio holds both a Master’s Degree and a Bachelor’s Degree from Ithaca College in Ithaca, N.Y.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Digilio should serve as a director: her professional background and experience, extensive education, previously held senior-executive level positions, domestic and international real estate knowledge, labor relations, corporate governance, enterprise risk management and extensive experience with the hospitality industry in general.

2021 Proxy Statement	17

PROPOSALS REQUIRING YOUR VOTE

Kristina M. Leslie Age: 56 Director

Ms. Leslie began her career at Paramount Communications in New York, serving in a variety of financial management roles, including treasury, investor relations, and strategic planning. Following the acquisition of Paramount by Viacom, Ms. Leslie served as Director of Strategic and Financial Planning for Viacom. In 1996, Ms. Leslie relocated to California to join DreamWorks, then in its infancy, as Head of Strategic Planning and Corporate Finance, where she oversaw financial planning, strategic partnerships and all investor and banking relationships. She became Chief Financial Officer of DreamWorks in 2003 and led the $840 million initial public offering of DreamWorks Animation in 2004. She continued to serve as DreamWorks’ CFO until her retirement in 2007.

Over the past 15 years, Ms. Leslie has served on a number of public and private boards. Ms. Leslie is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee of CVB Financial Corp (Nasdaq: CVBF). She is also a member of the Risk Management Committee of the Citizens Business Bank Board. Additionally, Ms. Leslie is a Director and Chairman of the Board of Blue Shield of California where she is also a member of the Nominating and Governance Committee. She is a Director and Chairman of the Audit Committee of Justworks, Inc., a human resources service and benefits provider for small businesses. Ms. Leslie is also a Director and Chairman of the Audit Committee of A Place for Rover, Inc., the world’s largest network for pet care. Ms. Leslie is also a Chairman of the Board of Trustees at Flintridge Preparatory School in La Canada, California.

Ms. Leslie earned her Bachelor of Arts Degree in Economics from Bucknell University and her Master of Business Administration Degree in Finance from Columbia University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Leslie should serve as a director: her professional background and experience, extensive education, previously held senior-executive level finance positions, significant public and private company board experience, her extensive experience in corporate strategy and enterprise risk, accounting, finance, and corporate governance experience.

18	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

Murray J. McCabe Age: 53 Director

Mr. McCabe has served as a director since April 28, 2016. Mr. McCabe is a founder and Managing Partner at Montgomery Street Partners, L.P., an investment firm. Mr. McCabe is also a non-employee director and member of the management committee for Blum Capital Partners, L.P., also an investment firm.

Prior to joining Blum Capital and founding Montgomery Street Partners, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20-year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking. In addition, Mr. McCabe served as a member of JPMorgan’s Mergers and Acquisitions Fairness Opinion Committee from 2001 to 2002, the Investment Banking Coverage Management Committee from 2010 through his departure in August 2012, and on the board of JPMorgan Real Estate Advisors during the same period.

Mr. McCabe is a director of Columbia Property Trust (NYSE: CXP), and RREEF America REIT II Inc., a diversified real estate investment company with over $12 billion in assets. He is an executive council member of the Real Estate Finance and Investment Center and serves on the REIT Investment Funds advisory board for the McCombs School of Business at the University of Texas, Austin. Mr. McCabe received his B.A. in Finance from the University of Texas, Austin.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. McCabe should serve as a director: his professional background and experience, education, previously held and current senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

2021 Proxy Statement	19

PROPOSALS REQUIRING YOUR VOTE

Verett Mims Age: 58 Director

Ms. Mims is currently the Chief Financial Officer at Blum Capital Partners, L.P., a long-term strategic equity investment management firm where she leads a team of seasoned accounting/finance professionals with responsibility for the Financial, Operations, Compliance and Tax functions of the firm. Prior to joining Blum Capital, Ms. Mims worked at The Boeing Company (NYSE: BA) from 2002 through early 2020. During her 18-year tenure at Boeing, Ms. Mims held several positions including Director, International Finance and the Assistant Treasurer, Global Treasury Operations. Ms. Mims had oversight of the Foreign exchange, commodity and inflation hedging portfolio, cash investments and global banking infrastructure and her notable contributions include the development of tech-driven processes and systems that drove efficiency, multimillion-dollar cost savings, and operational excellence. Prior to Boeing, Ms. Mims spent seven years in sales serving as a strategic advisor to match FX solutions with corporate clients’ risk profiles at Citibank (NYSE: C), NationsBank (NYSE: BAC) and Bank of Montreal (NYSE: BMO) where she pioneered an early Salesforce-like client management system and built a profitable book of business.

Ms. Mims currently serves on the board of Illinois Humanities. She has previously served on the boards of Arts & Business Council of Chicago, San Miguel Schools of Chicago, Illinois Student Assistance Commission, Southern University MBA Board of Advisors, the Muntu Dance Theatre of Chicago, and most recently Steppenwolf Theatre of Chicago.

Ms. Mims holds an M.B.A. from the Stanford University Graduate School of Business, an M.S. in physics from Massachusetts Institute of Technology, and a B.S. in physics from Southern University and A&M College.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Mims should serve as a director: her professional background and experience, extensive education, prior private Board experience, previously held and current senior-executive level positions, and experience in enterprise risk, treasury accounting, and finance.

20	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

Douglas M. Pasquale Age: 66 Chairman of the Board

Mr. Pasquale has served as our Chairman of the Board since May 1, 2015, and as a director since November 7, 2011. Mr. Pasquale is Founder & CEO of Capstone Enterprises Corporation, an investment and consulting firm, since January 1, 2012. With the acquisition of Nationwide Health Properties, Inc. (NYSE: NHP) by Ventas, Inc. (NYSE: VTR) on July 1, 2011, Mr. Pasquale served as Senior Advisor to Ventas’s Chairman and CEO from July 1, 2011 to December 31, 2011. He also served on the Ventas board of directors from July 1, 2011 to May 18, 2017. Prior to Nationwide Health Properties’ acquisition, Mr. Pasquale served as Chairman of the Board of NHP from May 2009 to July 2011, as President and CEO of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale was a director of NHP from November 2003 to July 2011. Mr. Pasquale previously served in various roles (most recently Chairman and CEO) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and CEO of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and CEO of Richfield Hospitality Services, Inc. and Regal Hotels International—North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. Mr. Pasquale serves as a director of: Alexander and Baldwin, Inc. (NYSE: ALEX), a Honolulu-headquartered real estate, materials & road paving and agribusiness company, for which he serves as lead independent director and a member of the Audit Committee and Nominating and Corporate Governance Committee; Terreno Realty Corporation (NYSE: TRNO), an industrial REIT with a focus in six coastal U.S. markets, for which he serves as lead independent director and a member of the Audit, Compensation and Nominating and Corporate Governance committees; and Dine Brands Global, Inc. (NYSE: DIN), which franchises Applebee’s and IHOP restaurants, for which he serves as a member of the Audit Committee. Mr. Pasquale is a successful leader in the real estate industry with extensive experience and strong skills in management, mergers and acquisitions and strategic planning. Mr. Pasquale received his B.S. degree in Accounting and his M.B.A. degree with highest honors from the University of Colorado.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Pasquale should serve as a director: his professional background and experience, extensive education, previously held senior-executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

2021 Proxy Statement	21

PROPOSALS REQUIRING YOUR VOTE

Vote required. Directors will be elected by a majority of the votes cast. Any shares not voted, whether by abstention, “broker non-vote” or otherwise, will have no impact on the vote.

Our Corporate Governance Guidelines and bylaws provide a majority voting standard in uncontested director elections. A director nominee will be elected to the Board only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or “withheld” with respect to such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or withheld in such election).

If an incumbent nominee for director fails to receive the required majority vote in a director election, our Corporate Governance Guidelines require that he or she tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee, and, ultimately the Board. Our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election, and will make a recommendation regarding how to act upon the tendered resignation to the full Board, taking into consideration the best interests of the Company and its stockholders. After considering the recommendation of the Nominating and Corporate Governance Committee, the full Board will then act upon the resignation, and will publicly disclose its decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal. Notwithstanding the foregoing, the Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee shall have received more votes “against” or “withheld” than “for” his or her election at each of two consecutive annual meetings of stockholders for the uncontested election of directors at which a quorum was present.

22	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 2	RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2021. Ernst & Young LLP has audited the financial statements for us since our initial public offering on October 26, 2004.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In selecting Ernst & Young LLP as the Company’s independent registered accounting firm, the Audit Committee considered many factors, including the quality of its ongoing discussions with Ernst & Young LLP’s representatives, the experience and professional qualifications of Ernst & Young LLP, and Ernst & Young LLP’s programs and processes for maintaining its independence. Furthermore, in accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements to limit the number of consecutive years the lead partner may provide services. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. We select the Company’s lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussions by the full Audit Committee, members of the Board of Directors and management.

Representatives of Ernst & Young LLP are expected to be present virtually at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

You can find more information about our relationship with Ernst & Young LLP on page 65 of this proxy statement.

Vote required. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, “broker non-vote” or otherwise, have no impact on the vote.

2021 Proxy Statement	23

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 3	ADVISORY VOTE (NON-BINDING) ON EXECUTIVE COMPENSATION
The Board of Directors recommends that our stockholders vote FOR the approval (on a non-binding, advisory basis) of the compensation of the NEOs as disclosed in this proxy statement.

Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, or the Dodd-Frank Act, requires us to submit to our stockholders a non-binding advisory vote to approve the compensation of the NEOs listed in the Summary Compensation Table of this proxy statement, commonly referred to as a “say-on-pay” vote.

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the Annual Meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s 2021 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

As described more fully in the “Compensation Discussion and Analysis” beginning on page 38 of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for the executive officers, including the NEOs, to maximize stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards and equity incentive awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of our NEOs’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives. Highlights of the Company’s executive compensation program include the following:

●	We pay for performance. Our executive compensation program is weighted towards performance-based at-risk, rather than fixed, compensation. Specifically, the at-risk portion of our executive compensation program is designed to reward performance relative to financial, stockholder return, and other metrics that we believe best align management with stockholder interests. Approximately 41% of our average NEOs’ total target compensation for 2020 was subject to the relative total stockholder return goals. In 2020, considering the impact from COVID-19 on the Company, the Compensation Committee elected to eliminate all annual bonuses related to Individual Performance Goals.
●	We have short-term employment agreements with our executives. Each of our executive officers, including the CEO, have one-year employment agreements. Our Compensation Committee believes that short-term employment contracts best aligns obligations of the executive with interests of our stockholders.
●	We maintain a clawback policy. Each of our executive officers, including the CEO and CFO, are subject to a compensation recovery policy that provides the Board the ability to recover portions of the executive’s incentive compensation following an accounting restatement due to fraudulent, willful or grossly negligent misconduct.
●	We require our CEO and other executives to have a meaningful ownership interest in the Company. Our executive officer stock ownership policy requires that on or before January 1 of the year following the fourth anniversary of the CEO or other executive officer’s appointment to such position (i) the CEO will own and retain shares of the Company’s common stock having a value equal to at least

24	Sunstone Hotel Investors

PROPOSALS REQUIRING YOUR VOTE

six times his or her annual base salary, (ii) each Executive Vice President will own and retain shares of the Company’s common stock having a value equal to at least three times his or her annual base salary, and (iii) each Senior Vice President will own and retain shares of the Company’s common stock having a value equal to at least two times his or her annual base salary. Our Compensation Committee believes that requiring the CEO and other executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the CEO and other executive officers with those of our stockholders.
●	We do not maintain single trigger acceleration of equity awards in connection with a Change of Control. In response to stockholder feedback, we eliminated “single trigger” acceleration and implemented a “double trigger” (requiring both a change in control and qualifying termination of employment) in order for an employee to receive accelerated vesting of equity awards in connection with a Change of Control.
●	We solicit independent compensation advice. Our Compensation Committee retains FPL, an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

The Compensation Committee and the Board believe that these policies are effective at incentivizing the achievement of the Company’s strong financial performance.

At the 2017 annual meeting, the Company’s stockholders voted in favor of holding annual say-on-pay votes, and our Board of Directors has continued to accept the stockholders’ advisory vote and resolved to hold annual advisory say-on-pay votes. Accordingly, the next say-on-pay vote will be held at our 2022 annual meeting.

Vote required. The affirmative vote of a majority of the votes cast will be required to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement. Any shares not voted, whether by abstention, “broker non-vote” or otherwise, have no impact on the vote.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

2021 Proxy Statement	25

COMPANY INFORMATION

CORPORATE GOVERNANCE

In light of applicable legal requirements, such as the Sarbanes-Oxley Act of 2002 and related rules promulgated by both the NYSE and the SEC, we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long-term interests of our stockholders and further align the interests of our directors and management with our stockholders.

CONFLICT OF INTEREST POLICY

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving the Company and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics, which requires, among other things, that directors, officers and employees act with integrity. The Code of Business Conduct and Ethics also prohibits our directors, officers and employees from taking (or directing to a third party) a business opportunity that is originated through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

POLITICAL CONTRIBUTIONS POLICY AND TRADE ASSOCIATION MEMBERSHIPS

It is the Company’s policy that funds not be used directly to contribute to candidates, campaigns, and political party committees. The Legal Department oversees compliance with our Company policy and may make exceptions where permissible under law and regulations. However, we are a member of certain industry associations which have a fee for membership or contribution for specific activities. The Company believes participation in these industry associations provides the opportunity to enhance stockholder value through involvement in public policy processes, networking, building of business skills, sharing collective best practices, and monitoring industry policies and market trends. Pursuant to the Company’s Code of Business Conduct and Ethics, total Company contributions for political advocacy purposes are reported as less than $55,000 in 2020.

PLEDGING AND HEDGING POLICIES

We have established pledging and hedging policies applicable to our directors, officers and other employees (collectively referred to in this section only as “insiders” and individually as an “insider”).

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without the insider’s consent by the broker if the insider fails to meet a margin call or by the lender in foreclosure if

26	Sunstone Hotel Investors

COMPANY INFORMATION

the insider defaults on the loan. Because a margin or foreclosure sale may occur at a time when the insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate an insider’s ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company prohibits insiders from any hedging transactions.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRACTICES

Purpose and Governance of ESG Initiatives

As part of our strong corporate governance policies, we remain committed to ensuring that environmental and social initiatives are part of our long-term operating and investment strategies. As owners of Long-Term Relevant Real Estate® ("LTRR®"), we take a holistic view in investing in our assets, which means extending the same long-term vision in the best interests of our stockholders, the environment, our employees, the hotel associates, guests, and the communities where we own hotels. Our commitment to the promotion and advancement of ESG initiatives supports our holistic view and strengthens Board and management accountability. As a part of its primary duty overseeing the Company's corporate strategy, our Board of Directors understands how environmental and social issues may impact the long-term interests of our stockholders and stakeholders. The Board has assigned our Nominating and Corporate Governance Committee with direct oversight of the Company’s ESG related objectives, policies, procedures, and evaluation of risks and opportunities, including those related to climate change, resource scarcity, diversity, equity and inclusion, and human rights. The Company’s corporate governance policies and initiatives are overseen and governed by our Board and senior executives because we believe responsible business practices helps drive operational excellence and requires continuous assessment and management over time.

To ensure our ESG initiatives are continuously managed and integrated into our business strategy, we have an ESG Committee composed of dedicated internal resources and external advisors. Our ESG committee reports to the Nominating and Corporate Governance Committee quarterly and to the entire Board annually. Our ESG Committee is responsible for evaluating potential ESG risks and opportunities that have been identified as focus items by our stockholders, leading ESG frameworks, and ESG rating agencies. In 2020, we published our annual Sustainability Report which provides details on our ESG program, including strategy, performance statistics, initiatives, alignment with the United Nations Sustainable Development Goals, reduction targets and progress towards achieving the reduction targets. We published disclosures in-line with leading ESG frameworks including the Sustainability Accounting Standards Board (“SASB”), the Global Reporting Initiative (“GRI”), and the Task Force on Climate-related Financial Disclosures (“TCFD”). In addition, we continued participating in the Global Real Estate Sustainability Benchmark (“GRESB”) Real Estate Assessment.  We will continue to provide information regarding our environmental, social and governance initiatives in our annual sustainability report that aligns with evolving stakeholder expectations.

Our Sustainability Report, GRI, SASB and TCFD disclosures are posted in the Investor Relations section of our website at www.sunstonehotels.com. Our Environmental Policy, Human Rights and Labor Rights Policy, and Vendor and Business Partner Code of Conduct are also posted in the Investor Relations section of our website. In addition, a copy of the Human Rights and Labor Rights Policy, and/or the Vendor and Business Partner Code of Conduct will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. The contents posted on, or accessible through, our website are not incorporated by reference into this Proxy Statement or any of our filings with the SEC and may be revised by us (in whole or in part) at any time and from time to time.

2021 Proxy Statement	27

COMPANY INFORMATION

Environmental Responsibility

We have an Environmental Policy, designed to identify environmental impact, drive sustainability within our portfolio, and raise environmental awareness among our stakeholders. We have adopted an ISO 14001 aligned Environmental Management System (“EMS”) that is integrated across all Company departments and is designed to monitor performance and risks. We also seek to continuously improve our EMS by setting performance goals, collecting, reviewing, and monitoring environmental data, and reporting on environmental performance throughout our entire portfolio. Our ESG Committee is responsible for reviewing the Environmental Policy and EMS annually.

Our environmental program and initiatives include monitoring, reporting and investing in efficiency programs and operating procedures. Sunstone’s comprehensive environmental efficiency program is designed to make our hotels more energy efficient, reduce carbon emissions, and create a resilient and eco-friendly environment, while still enhancing profitability at our hotels. We also focus on assessing and minimizing the physical, transitional, regulatory and market risks associated with climate change. Our environmental efficiency program includes, but is not limited to, retro-fitting lighting systems with new LED fixtures, guestroom “smart” thermostats that adjust room conditions based on whether the room is occupied or not, removable flood mitigation barriers at high-risk locations, central plant efficiency upgrades, bulk amenity dispensers for guestrooms, food waste prevention strategies, water recycling for laundry operations or laundry outsourcing, low-flow toilet systems and energy co-generation facilities.

Sunstone is committed to seeking and investing in new ESG innovations and practices to implement across our portfolio, including low-carbon solutions, initiatives to reduce the environmental footprint of our hotels, and programs that result in positive community impact.

Social Responsibility

We maintain a Human Rights & Labor Rights Policy, Code of Business Conduct and Ethics and a Vendor & Business Partner Code of Conduct. All three policies are designed to drive social impact including diversity, equity and inclusion and to raise social responsibility and awareness among our stakeholders. Our ESG Committee is responsible for reviewing all Company policies related to social responsibility and conduct on an annual basis.

Our program and initiatives include addressing social responsibility at our corporate office, the hotels we own and the communities where we work and own hotels. At our corporate office, we strive to create a healthy and supportive workplace for Company employees through establishing a safe, inclusive, and accommodating work environment. We also work with our hotel operators to offer the same support for all hotel associates. Throughout our portfolio, we aim to protect and promote our guests and hotel associates’ health, safety, and well-being. We have deployed associate alert devices in several hotels and will continue to deploy at all hotels over the next year. Since the outbreak of the COVID-19 pandemic, the safety and health of our guests and hotel associates has been our top priority. We have worked diligently to ensure all hotels have updated safety, cleaning, and sanitizing protocols and procedures. In addition to the COVID-19-related procedures, we deployed a portfolio-wide emergency preparedness program that requires every hotel to have an emergency protocol and on-hand equipment to promote the safety of hotel employees and guests and to mitigate loss and damage in the event of a catastrophe. To promote diversity, equity and inclusion in our Company and at our hotels, our CEO signed the CEO Action for Diversity & Inclusion™ pledge in 2020.

We fully support and encourage all of our operators to adopt and abide by the principles of the American Hotel & Lodging Association’s 5-Star Promise. The 5-Star Promise is part of an industry-wide commitment to advance the safety and security for hotel employees and guests based on the following five core initiatives:

●	Build on our industry’s longstanding commitment to hospitality and People Culture by continuing to provide industry-wide training and materials on safety and security, and retain expert guidance to work with the industry on diversity and safety matters.
●	Ensure mandatory anti-sexual harassment policies are in place in multiple languages.
●	Provide ongoing training and education for employees on identifying and reporting sexual harassment.

28	Sunstone Hotel Investors

COMPANY INFORMATION

●	Provide U.S. hotel employees with employee safety devices to help them feel safe on the job.
●	Broaden vital partnerships with wide-ranging national organizations that target sexual violence and assault and trafficking and promote workplace safety.

In our Human Rights and Labor Rights Policy, we outline our aim to ensure that our operations and our portfolio of properties adhere to the principles defined in the UN Universal Declaration of Human Rights and the UN Guiding Principles on Business and Human Rights, and comply with all applicable human rights and labor rights laws. Likewise, our Vendor and Business Partner Code of Conduct encourages our suppliers, vendors, tenants and all other business partners to operate in a manner that seeks to minimize environmental and social risks and impacts of their products and services.

INDEPENDENCE OF DIRECTORS AND COMMITTEES

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy statement are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertakes on an annual basis a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considers the transactions and relationships between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships and Related Party Transactions” below. The Board of Directors also examines transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that such director is independent.

As a result of this review, the Board of Directors affirmatively determined that each member of the Board of Directors, other than Mr. Arabia, is independent of Sunstone and its management under the independence standards of the NYSE.

THE BOARD OF DIRECTORS LEADERSHIP STRUCTURE

From May 1, 2015 to present, Mr. Pasquale has served as our Chairman of the Board. From January 17, 2015 to present, Mr. Arabia has served as President, CEO and a director. Assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting, we expect Mr. Pasquale will continue to serve as our Chairman of the Board and Mr. Arabia as our President and CEO and a director.

Since October 26, 2004, the roles of chairman and CEO have been held separately. Although the Board of Directors does not have a formal policy as to whether the chairman should be an independent director, an affiliated director, or a member of management, in the event the chairman is or becomes an affiliated director or a member of Company management, or if the independent directors were to determine that it is in the best interests of the Company, the independent directors will appoint from among themselves an independent co-chairman or lead independent director (consistent with our bylaws and our Corporate Governance Guidelines).

The role of the Chairman of the Board or lead independent director is to coordinate the activities of the independent directors, coordinate with the CEO and corporate secretary to set the agenda for Board of Directors’ meetings, chair executive sessions of the independent directors, provide leadership to the Board of Directors and uphold high corporate governance and ethical standards, communicate effectively with management on a regular

2021 Proxy Statement	29

COMPANY INFORMATION

basis, provide support and advice to the CEO, facilitate communication between and among the independent directors and management, take a lead role in the Board of Director’s self-assessment and evaluation processes, and perform the other duties either specified in the Corporate Governance Guidelines or assigned from time to time by the Board of Directors.

Furthermore, our Board of Directors currently has seven independent members and one non-independent member, Mr. Arabia. Assuming that the nominees listed in Proposal 1 are elected as directors at the Annual Meeting, our Board of Directors will continue to have seven independent members and one non-independent member. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We currently have three Board of Directors committees comprised solely of independent directors.

Our Board of Directors believes its leadership structure is appropriate as it effectively allocates authority, responsibility and oversight between management and the independent members of our Board of Directors. It accomplishes this by giving primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while enabling our Chairman of the Board to facilitate our Board of Directors’ independent oversight of management, promote communication between management and our Board of Directors, and support our Board of Director’s consideration of key governance matters.

RISK OVERSIGHT

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. Once a year, management provides its quarterly risk assessment to the entire Board of Directors. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for the day-to-day risk management processes. The Audit Committee also conducts confidential executive sessions with our external auditors and internal auditors. We, together with the Board of Directors, believe this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures and has met with management to review and confirm that our compensation programs do not create incentives to our employees to take excessive or inappropriate risks that could have a material adverse effect on the Company. We believe that features of our programs, including the mix of long- and short-term incentives and equity grants, as well as our internal financial and legal controls, appropriately mitigate the risk of employees taking actions that may benefit the employee in the short term, but ultimately harm the Company.

Our Nominating and Corporate Governance Committee oversees risk management as it relates to our ESG program including climate change, resource scarcity, diversity, equity and inclusion, and human rights. The ESG Committee is responsible for incorporating the ESG program into the overall Company risk assessment provided quarterly to the Audit Committee.

Our Board of Directors oversees the corporate culture of the Company and assesses its effectiveness on advancing the Company’s strategy. To assess culture and any potential risks, among other actions, the independent members of the Board of Directors meet in confidential executive session with the Company’s head of Human Resources at least once a year. Additionally, the Board of Directors has direct access to all Company employees and is able to communicate with individuals as needed.

30	Sunstone Hotel Investors

COMPANY INFORMATION

DIRECTOR ATTENDANCE AT MEETINGS

Each of our directors is expected to attend each annual meeting of stockholders and all meetings of the Board of Directors. The Board of Directors held seven meetings and acted by written consent on one occasion in 2020. During that period, all directors attended 100% of the aggregate of the meetings of the Board of Directors and all committees of the Board of Directors on which they served during the periods in which they served. Although we do not have a policy requiring directors to attend our annual meetings of stockholders, all of our directors attended our annual meeting of stockholders in 2020.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS AND NON-EMPLOYEE DIRECTORS

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. Stockholders should provide proof of stock ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors.

In addition, any interested party who wishes to communicate directly with our non-employee directors may contact our Chairman of the Board at the mailing address of the Company’s executive offices at 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary. All communications will be received and processed on a confidential basis by the Secretary and then directed to the appropriate non-employee director(s). From time to time our non-employee directors meet with our stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors complements its oversight responsibilities through the following three standing committees, each of which is briefly described below: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618, Attention: Secretary.

2021 Proxy Statement	31

COMPANY INFORMATION

Compensation Committee

The current members of our Compensation Committee are:

Members	The Compensation Committee Responsibilities
W. Blake Baird; Andrew Batinovich, who serves as the chair; Monica S. Digilio; and Douglas M. Pasquale.

✔

The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of compensation policies applicable to employees generally.

✔

The Compensation Committee held four meetings during 2020.

32	Sunstone Hotel Investors

COMPANY INFORMATION

Audit Committee

The current members of our Audit Committee are:

Members	The Audit Committee Responsibilities
W. Blake Baird; Andrew Batinovich; Monica S. Digilio; and Keith P. Russell (1), who serves as the chair.

✔

Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

✔

the integrity of our financial statements;

✔

the effectiveness of our internal control over financial reporting;

✔

our compliance with legal and regulatory requirements;

✔

the independent auditors’ qualifications and independence;

✔

the performance of the independent auditors and our internal audit function; and

✔

preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

✔

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

✔

The Board of Directors has determined that each of W. Blake Baird, Andrew Batinovich and Keith P. Russell is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board of Directors considered the following qualifications: (a) understanding of generally accepted accounting principles, or GAAP, and financial statements; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

✔

The Audit Committee held four meetings during 2020.

(1)	Mr. Russell is not standing for reelection and his term will expire at the Annual Meeting.

2021 Proxy Statement	33

COMPANY INFORMATION

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are:

Members	The Nominating and Corporate Governance Committee Responsibilities
Murray J. McCabe; Douglas M. Pasquale , who serves as the chair; and Keith P. Russell (1).

✔

The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select and to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating Board of Directors committee members, reviewing our Corporate Governance Guidelines, assisting with the annual evaluation of the Board of Directors, and approving certain transactions involving a conflict of interest. The Nominating and Corporate Governance Committee is also responsible for overseeing the Company’s policies, programs and strategies related to corporate responsibility, environmental stewardship, responsible investment, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

✔

In connection with its annual process for identifying directors to nominate or re-nominate, or to be recommended to the Board of Directors for nomination or re-nomination, the Nominating and Corporate Governance Committee considers the following criteria:

✔

Personal qualities and characteristics, accomplishments and reputation in the business community;

✔

Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

✔

Ability and willingness to commit adequate time to Board and committee matters;

✔

The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

✔

Diversity of viewpoints, background, experience and other demographics; and

✔

Representation of significant stockholders and the purpose and nature of the interests represented.

✔

The Nominating and Corporate Governance Committee held four meetings during 2020.

(1)	Mr. Russell is not standing for reelection and his term will expire at the Annual Meeting.

Nominating and Corporate Governance: Board Refreshment. Our Board of Directors remains committed to active board refreshment to ensure optimal board structure, composition, and diversity. The Nominating and Corporate Governance Committee focuses on obtaining a desired mix of skills, experience, perspective, and diversity relevant to the Company’s strategic direction. The Nominating and Corporate Governance Committee recommends, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re-nomination, and whether the Board of Directors should be enlarged to include additional directors.

34	Sunstone Hotel Investors

COMPANY INFORMATION

The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the same manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our bylaws for stockholder proposals. In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Nominating and Corporate Governance: Commitment to Diversity at the Company and on the Board. The Company is committed to diversity at the Board level. Our Board considers diversity, including gender, ethnicity, and other underrepresented communities when considering nominations to the Board and will continue to endeavor to include women, individuals from minority groups, and underrepresented communities in the qualified pool from which new director candidates are selected. The Board’s objective is to have a Board comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders.

Current Committee Membership. The table below summarizes the current membership information for the committees of the Board of Directors:

Nominating and
Corporate
	Compensation	Audit	Governance
Mr. Baird (F)	M	M
Mr. Batinovich (F)	C	M
Ms. Digilio	M	M
Mr. Lewis (1)
Mr. McCabe			M
Mr. Pasquale	M		C
Mr. Russell (F) (1)		C	M

C = Chair M = Member

F = Audit Committee Financial Expert

(1)	Messrs. Lewis and Russell are not standing for reelection and their terms will expire at the Annual Meeting.

The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, periodically reviews and modifies committee appointments.

Executive Sessions of Independent Directors. Each member of the Board of Directors, other than Mr. Arabia, is currently an independent, non-employee director. The independent, non-employee directors held executive sessions at least once each quarter in 2020 and held other meetings relating to corporate governance during the year. Following the Annual Meeting, we expect that our non-employee directors except Messrs. Lewis and Russell will continue to be members of the Board of Directors, and that Mr. Pasquale will continue to preside over executive sessions of the non-employee directors.

2021 Proxy Statement	35

STOCK OWNERSHIP

STOCK OWNERSHIP REQUIREMENTS

We maintain a stock ownership policy for our executive officers because we believe that requiring our executive officers to maintain a meaningful ownership interest in the Company aligns the interests of the executive officers with those of our stockholders (i.e., the executive officer will experience the same downside risk and upside potential as our stockholders experience). The policy provides that, on or before January 1 of the year following the fourth anniversary of the CEO’s appointment to such position, the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below). The policy further provides that, on or before January 1 of the year following the fourth anniversary of the other executive officer’s appointment to such position, each executive officer will own and retain shares of the Company’s common stock having a value equal to at least: (i) three times for Executive Vice Presidents, and (ii) two times for Senior Vice Presidents, his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below).

We also maintain a stock ownership policy for our non-employee directors under which each existing non-employee director, on or before January 1 of the year following the third anniversary of such director’s election to the Board of Directors, is required to hold stock valued at no less than three times the amount of the annual cash retainer paid to such director.

To determine compliance with the stock ownership guidelines, (a) we include, in addition to shares the individual director or executive officer owns outright, awarded but unvested restricted shares of Company stock and (b) we calculate the value of each individual’s stock holdings based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date.

As of January 1, 2021, each of our executive officers and each non-employee member of the Company's Board of Directors met or exceeded the stock ownership requirements.

36	Sunstone Hotel Investors

STOCK OWNERSHIP

SECURITY OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 3, 2021 with respect to (a) each director and director nominee, (b) each NEO, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 216,133,173 shares of common stock outstanding as of March 3, 2021.

Unless otherwise indicated, the address of each person is 200 Spectrum Center Drive, 21st Floor, Irvine, California 92618.

	Number of
	Shares of	Percentage of
Name of Beneficial Owner	Common Stock	Common Stock (1)
John V. Arabia, NEO and Director (2)	1,235,598	0.57%
Marc A. Hoffman, NEO (2)	498,022	0.23%
Bryan A. Giglia, NEO (2)	424,341	0.20%
Robert C. Springer, NEO (2)	384,045	0.18%
David M. Klein, NEO (2)	153,814	*
Douglas M. Pasquale, Director	135,818	*
Keith P. Russell, Director	101,880	*
Thomas A. Lewis, Jr., Director	90,352	*
Andrew Batinovich, Director	88,405	*
Murray J. McCabe, Director	57,799	*
W. Blake Baird, Director	44,857	*
Monica S. Digilio, Director	12,470	*
All directors and executive officers as a group	3,227,401	1.49%
The Vanguard Group (3)	29,983,878	13.87%
BlackRock, Inc. (4)	22,311,924	10.32%
T. Rowe Price Associates, Inc. (5)	12,015,308	5.56%
*	Represents less than 0.1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, LLC.

(1)	Based on total outstanding shares of common stock of 216,133,173.
(2)	The number of shares of our common stock listed here includes the unvested shares of restricted stock granted under the LTIP which are subject to forfeiture if the vesting criteria are not satisfied.
(3)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(4)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

2021 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview. This Compensation Discussion and Analysis explains our compensation philosophy and policies that applied in 2020 to our executive officers, specifically our NEOs listed in the Summary Compensation Table below. It explains the structure and rationale associated with each material element of the compensation program for the NEOs, describes the actual compensation paid to our NEOs for 2020, and provides important context for the more detailed disclosure relating to our NEOs in the compensation tables following this Compensation Discussion and Analysis.

Mr. Arabia currently serves as our President and CEO and is a member of our Board of Directors. In accordance with the rules of the SEC, each of Messrs. Arabia, Giglia, Hoffman, Springer and Klein are NEOs for 2020.

The Board of Directors and our Compensation Committee consider it our responsibility to structure our compensation program in a way that is highly aligned with the interests of our stockholders. Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for NEOs. At our 2020 annual meeting of stockholders, 91.1% of votes cast were in favor of our “say-on-pay” proposal. Though the members of the Compensation Committee believe that the stockholder vote on our 2020 “say-on-pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to more closely align compensation with the interests of our stockholders. For example, in response to feedback from stockholders, in 2019 the Compensation Committee adopted a Compensation Recovery Policy (“Clawback Policy”), and eliminated single trigger acceleration for unvested equity awards in connection with a change of control. The Compensation Committee believes that these changes further align management with the long-term interests of our stockholders. Following the 2017 advisory vote on the frequency of say-on-pay votes, our Board of Directors resolved to continue to hold annual say-on-pay votes. Following the say-on-pay vote at the Annual Meeting, the next say-on-pay vote will be held in 2022. The next advisory vote on frequency of say-on-pay votes will occur no later than 2023.

In addition, the Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers through competitive compensation arrangements that the Compensation Committee believes, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value.

Our executive compensation program is weighted towards variable, rather than fixed, compensation. Specifically, all at-risk portions of our executive compensation program, including annual cash bonuses, are designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s contributions to the Company. The Compensation Committee has also designed the compensation program to reward our executive officers at levels that the Compensation Committee believes to be competitive for companies in its industry, including in part, a review of executive officer compensation levels at certain companies in a peer group, as identified below. We have not adopted any formal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and noncash compensation, or among different forms of cash and noncash compensation.

Company Highlights

We improved the quality of our portfolio by focusing on Long-Term Relevant Real Estate®:

●	Hotel Dispositions. We sold two hotels, the Renaissance Harborplace and the Renaissance Los Angeles Airport, for combined gross proceeds of nearly $172 million. Additionally, we reached a resolution with the lender of the mortgage on the Hilton Times Square, resulting in an assignment-in-lieu. The disposition of these three hotels in 2020 further consolidates our portfolio into Long-Term Relevant Real Estate® and further reduces our ground lease exposure. It is worthwhile to note that the combined

38	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

2019 RevPAR and EBITDA per key of these three hotels in aggregate was approximately 19% lower and 54% lower, respectively, than the remainder of our portfolio.
●	Capital Investment. Completed approximately $51 million of capital improvements throughout the portfolio, including the redesign of the atrium and lobby at the Renaissance Orlando at SeaWorld®, the remodel of the porte-cochere and the replacement of escalators that connect all levels of the hotel’s meeting space with the lobby at the Renaissance Washington DC, and the remodel of the guest rooms, gym, meeting rooms, public space and the M Club, and the addition of nine new guest rooms at The Bidwell Marriott Portland.
●	ESG/Sustainability Investments. Invested over $9 million in a variety of back-of-house building systems and environmental projects including a 160,000 kw solar energy system, installation of low-flow plumbing fixtures, upgrading or replacing of air handling units, building management system upgrades, and LED lighting retrofits, as well as several other building system upgrades intended to reduce overall energy consumption.

We improved an already strong balance sheet and maintained appropriate levels of liquidity:

●	We Reduced Our Debt Balance and Maintained Substantial Liquidity. We ended 2020 with a consolidated debt and preferred equity to consolidated total capitalization ratio of approximately 28%, and maintained a year-end unrestricted cash balance of $368 million, after retiring $108 million of secured debt and $35 million of unsecured debt.
●	We Have Limited Near-Term Debt Maturities. Only $85 million of near-term maturities through September 2022, assuming the Company exercises all available extension options.

We addressed challenges related to the COVID-19 pandemic and positioned the Company for the recovery.

●	Implemented Safety Protocols and Procedures. We worked with our operators to implement safety protocols and procedures aimed at protecting the guests and hotel associates’ health, safety and well-being. Implemented measures include:
o	ensuring hotel associates have the proper personal protection equipment and training to safely complete their work;
o	creating and implementing cleaning and sanitizing protocols that meet brand standards, as well as local, state, and federal guidelines;
o	displaying proper signage and providing safety information to hotel guests; restructuring operations and workflow procedures to adhere to social distancing standards; and
o	ensuring vendors can provide the equipment and materials needed for the protocols.
●	Reduced Operating Expenses. We reduced operating expenses to minimize cash burn during periods of low demand due to government mandated restrictions on travel and public gatherings.
●	Amended Debt Covenants. Amended our unsecured debt covenants to increase flexibility and extend covenant relief until March 31, 2022.
●	Resumed operations at 15 of our 17 hotels.

2021 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION HIGHLIGHTS

The charts below illustrate the balance of the elements of target total compensation(1) during 2020 for Mr. Arabia, our CEO, and the average of the other NEOs.

CEO	OTHER NEO’s

(1)	Percentage of total compensation is calculated as follows: the 2020 base salary and the value of actual executive-level perquisites paid to the NEOs; the target 2020 cash incentive award; and the target 2020 equity incentive award.

As the charts above indicate, total target compensation for our CEO and other NEOs included performance-based at-risk cash and equity incentives of 79% and 72%, respectively, which aligns their performance with the interests of our stockholders. Additionally, 45% and 39%, respectively, of the target compensation for our CEO and other NEOs is directly tied to stockholder returns.

40	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

2020 COMPENSATION DECISIONS

The Compensation Committee assists the Board of Directors in determining the compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer salary, benefits, bonus, incentive compensation, severance, equity-based and other compensation plans.

As described in more detail below, compensation for fiscal year 2020 for each of our NEOs was determined by the Compensation Committee based upon a review of the Company’s performance (including the Company’s stockholder returns), the individual performance of each NEO, total compensation paid by the Company to each NEO in prior years, and, in certain instances, taking into account certain peer group information.

In 2020, the Compensation Committee made certain changes to the overall compensation structure to bifurcate the metrics that determine the Annual Cash Incentive Bonus and the Annual Equity Incentive Awards. Prior to 2020, the same metrics were used to determine both the Annual Cash Incentive Bonus and the Annual Equity Incentive Awards. The Compensation Committee, in consultation with its compensation advisor, FPL, aimed to better align the NEOs compensation with the stockholder returns by using portfolio, balance sheet and operational metrics to determine the Annual Cash Incentive Bonus and stockholder return metrics to determine the Annual Equity Incentive Awards. The Committee selected four portfolio, balance sheet and operational metrics for the 2020 Annual Cash Incentive Bonus and two stockholder return metrics to determine the 2020 Annual Equity Incentive Awards.

In 2020, our NEOs showed outstanding performance in managing the Company and navigating the unprecedented challenges resulting from the COVID-19 global pandemic.  Despite their significant efforts on behalf of the Company and our stockholders, due to the impact of the pandemic on the Company and our stockholders, the Compensation Committee determined that the Individual Performance Goal component of each of the Annual Cash Incentive Bonus and Annual Equity Incentive Award would be reduced to zero, resulting in a substantial reduction in NEO total compensation. The Company performance metrics of the annual cash bonus and long-term equity pay programs were paid in accordance with the results of the plan.

Management’s Involvement in Compensation Decisions. The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the executive’s past performance (including the extent to which the executive has met or exceeded specified targets or affected the Company’s performance), and the executive’s long-term potential to enhance stockholder value. In connection with the executive compensation determination process, the Compensation Committee seeks input from the Company’s CEO regarding the compensation of the NEOs other than the CEO. In addition, from time to time, the Compensation Committee will direct management to work with its consultant(s) in providing proposals, program design and compensation recommendations. The CEO does not provide recommendations for changes in his or her own compensation. Any proposed changes to CEO compensation are recommended to the Board of Directors by the Compensation Committee, and final deliberations and all votes regarding CEO compensation are made in executive sessions of the Board of Directors, without the CEO present. Only Compensation Committee members vote on recommendations to the full Board of Directors regarding changes in executive compensation.

Annual Base Salary. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre-determined formulas (or otherwise) and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives or that increases are not appropriate for other reasons. Each executive officer’s base salary serves as the base amount for determining annual cash and equity incentive award opportunities, which are calculated as percentages of such executive’s base salary.

The base salary of each of our executive officers is based on the review of the Compensation Committee described above and the following:

●	an assessment of the scope of the executive officer’s responsibilities and leadership;
●	the executive officer’s expertise and experience within the industry;

2021 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS

●	the Company’s overall financial and business performance; and
●	the executive officer’s contributions to the Company.

The foregoing determination is not formulaic and is not based on specific Company or individual performance target objectives, but rather, is subjective and made in light of our compensation philosophy and objectives described above. The following table includes the base salary determinations for each of our NEOs.

		% Change From
	2020 Base	2019 Base
	Salary	Salary
John V. Arabia	$826,200	2.0%
Bryan A. Giglia	$520,200	2.0%
Marc A. Hoffman	$554,370	2.0%
Robert C. Springer	$441,660	2.0%
David M. Klein	$361,080	2.0%

Annual Cash Incentive Bonuses and Annual Equity Incentive Awards. We use annual cash incentive bonus and annual equity incentive awards to further motivate executive officers by establishing relationships between the bonuses and awards, on the one hand, and the performance of the Company, including total stockholder returns, and the executive officer on the other. We believe that tying our executive officers’ cash bonus and long-term equity compensation to the quantitative metrics, including total stockholder returns (discussed below), aligns the interests of the Company’s NEOs with those of our stockholders and provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards are intended to compensate our executive officers for achieving our annual financial goals at both the corporate and hotel asset levels, for achieving relative total stockholder returns, and for implementing long-term plans and strategies and achieving individual goals. The annual cash incentive bonus and annual equity incentive award programs are based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. Each year, the Compensation Committee establishes performance-based criteria, both corporate and individual, for each NEO, and the level of achievement of those criteria determines the size of the annual bonuses and equity awards made to the NEO in the next calendar year. This performance-based program is intended to encourage our executive officers, including our NEOs, to continually improve their capabilities to enhance performance and deliver positive business results.

The annual equity incentive awards are also intended to encourage ownership, foster retention through post-grant vesting schedules and align the executive officers’ interests with the long-term interests of our stockholders. Historically, we have used restricted stock awards, the size of which is determined based on achievement of pre-established performance goals, including the majority of the annual equity incentive tied to relative total stockholder return, which vest over a three-year period following grant. We use restricted stock for these awards in order to confer the full value of the equity because these awards are granted in respect of prior attainment of performance objectives, but we subject these awards to three-year vesting to provide retention and integrity incentives (subject to accelerated vesting in certain circumstances, as discussed below in the table “—Potential Payments Upon Termination or Change in Control”). Because the awards are only granted if certain performance criteria are met, we generally do not utilize additional performance-based criteria in connection with the vesting of these awards.

As described further below, the Compensation Committee sets the annual cash incentive bonus and equity incentive award levels for each NEO based on the achievement of objective corporate performance criteria as well as subjective individual performance criteria. The award thresholds are set at levels intended to provide the executives with a significant incentive to enhance stockholder value. Accordingly, as discussed below, the target annual incentive cash bonus and target annual equity incentive award for each executive officer are set at levels that represent a significant percentage of such officer’s overall compensation arrangements.

42	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

Criteria and Metrics for 2020 Incentive Compensation. In the first quarter of 2020, the Compensation Committee established quantitative and qualitative performance measures for both the annual cash incentive bonuses and the annual equity incentive awards for our NEOs. Each NEO’s potential for the annual cash incentive bonus and the annual equity incentive award opportunity was based on the achievement of performance goals (discussed below) and each NEO’s individual goal weighted as follows:

	Achievement of	Achievement of
	Performance	NEO’s
	Bonus/Award Goals	Individual Goal
John V. Arabia	85.0%	15.0%
Bryan A. Giglia	80.0%	20.0%
Marc A. Hoffman	80.0%	20.0%
Robert C. Springer	80.0%	20.0%
David M. Klein	80.0%	20.0%

The relative weighting of the annual cash incentive bonus and annual equity incentive award goals and each NEO’s individual goals are established by the Compensation Committee and reflects its analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre-determined formula or methodology. The Compensation Committee may, at its discretion, adjust criteria to account for significant intra-year transactions and circumstances.

In 2020, the Compensation Committee made certain changes to the overall compensation structure to bifurcate the metrics that determine the Annual Cash Incentive Bonus and the Annual Equity Incentive Awards. Prior to 2020, the same metrics were used to determine both the Annual Cash Incentive Bonus and the Annual Equity Incentive Awards. The Compensation Committee, in consultation with its compensation advisor, FPL, aimed to better align the NEOs compensation with the stockholder returns by using portfolio, balance sheet and operational metrics to determine the Annual Cash Incentive Bonus and stockholder return metrics to determine the Annual Equity Incentive Awards. The Committee selected four portfolio, balance sheet and operational metrics for the 2020 Annual Cash Incentive Bonus and two stockholder return metrics to determine the 2020 Annual Equity Incentive Awards.

Annual Cash Incentive Bonus Goals. The Compensation Committee determined that the amounts of the cash bonuses to each NEO would be based on the achievement of the following four goals (collectively, the “Cash Incentive Bonus Goals”), each weighted as described below (with the ranges representing variation in weighting among our NEOs as opposed to a range for each NEO), as well as individual performance:

Goal	Goal Description	Goal Weighting
Goal #1: AFFO	Adjusted funds from operations attributable to common stockholders per share	40.0%–42.5%
Goal #2: Debt to Undepreciated Book Value	Maintain the Company’s leverage profile	16.0%–17.0%
Goal #3: RevPAR Growth	Growth to comparable revenue per available room, or RevPAR	8.0%–8.5%
Goal #4: LTRR®	Change in Gross Book Value of Long Term Relevant Real Estate® ("LTRR ®") compared to Total Gross Book Value	16.0%–17.0%

For each of the Company’s Cash Incentive Bonus Goals, the Compensation Committee established three achievement levels—“Threshold,” “Target” and “High,” and for each achievement level, a corresponding multiple of base salary for each NEO. For each of the components, the amount paid to the applicable NEO was the product of (a) his base salary, (b) the weighting for that component, (c) the multiple corresponding to the level of achievement and (d) the Compensation Committee’s subjective assessment as to whether the NEO’s performance warranted an increase or decrease.

2021 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

Each of the Cash Incentive Bonus Goals is further discussed below.

Goal Number 1 – Adjusted Funds From Operations Attributable to Common Stockholders Per Share. The primary objective of the AFFO, per share component was to measure management’s ability to oversee the financial performance of the Company. The Company’s AFFO targets for 2020 were unchanged from the 2019 targets, which is consistent with the Company’s strategy of selling non-Long-Term Relevant Real Estate® and building cash and liquidity in the short-term in order to redeploy those proceeds in the future and drive long-term stockholder value. Due to the impact of COVID-19, the Company’s actual AFFO was materially below the Threshold level and no payout was awarded for this component.

The Compensation Committee determined that for fiscal year 2020, the range for the AFFO per share component should be as follows:

AFFO
Per Share (1)
Threshold	$1.02
Target	$1.07
High	$1.12
Achieved	$(0.73)

(1)	We compute the AFFO per share component by adjusting Funds From Operations (“FFO”), which we calculate in accordance with standards established by the National Association of Real Estate Investment Trusts, for certain noncash or nonrecurring items. AFFO is then divided by our weighted average share count, including those shares associated with unvested restricted stock awards, for the year ended December 31, 2020. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2020.

Goal Number 2 – Debt to Undepreciated Book Value. The primary objective of this component was to measure the Company’s leverage levels against its long-term credit objectives of maintaining adequate financial flexibility and balance sheet capacity. The debt to asset value was calculated as the ratio of the Company’s total debt to the Company’s reported undepreciated book asset value for fiscal year 2020. This component was calculated by dividing the Company’s indebtedness by the Company’s reported 2020 undepreciated book asset value for all hotels owned as of December 31, 2020. The Company was able to repay $108 million of secured mortgage debt and $35 million of unsecured debt in 2020, resulting in a High award.

The Compensation Committee determined that for fiscal year 2020, the range for the leverage ratio component should be as follows:

Debt to
Undepreciated
Book Value
Threshold	33.0%
Target	29.0%
High	25.0%
Achieved	20.6%

44	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

Goal Number 3 – Comparable RevPAR Growth. The primary objective of this component was to measure the Company’s reported property-level room revenue growth per available room, or RevPAR, in 2020 as compared to 2019. Due to the impact of COVID-19, the Company’s actual RevPAR change was materially below the Threshold level and no payout was awarded for this component. The Compensation Committee determined that for fiscal year 2020, the range for the RevPAR Growth component should be as follows:

RevPAR
Growth
Threshold	0.0%
Target	2.0%
High	4.0%
Achieved	(77.2)%

Goal Number 4 – Change in LTRR®. The primary objective of this component was to measure the Company’s progress towards increasing the percentage of hotels in its portfolio that qualify as Long-Term Relevant Real Estate®. Increase in LTRR® is measured by the change in undepreciated book value of LTRR® hotels at the end of 2020 compared to the value at end of 2019, excluding the capital invested in the portfolio. The LTRR® targets are consistent with the Company’s strategy of owning a portfolio of Long-Term Relevant Real Estate®.

The Compensation Committee determined that for fiscal year 2020, the range for the LTRR® component should be as follows:

Change in
LTRR®
Threshold	1.5%
Target	3.0%
High	5.0%
Achieved	3.34%

Individual Performance Goals. The primary objective of this component was to drive individual performance and to ensure accountability with respect to individual performance throughout the calendar year. Each of the NEOs had individualized goals for 2020 as follows:

●	Mr. Arabia was responsible for the achievement of certain corporate, ESG, financial, strategic and operational objectives, including the overall execution of the Company’s business plan and increasing the Company’s ownership of Long-Term Relevant Real Estate®.
●	Mr. Giglia’s goals included maintaining the Company’s leverage levels, preparing for upcoming debt maturities, addressing covenant waivers as needed, directing the accounting and tax functions and overseeing the Company’s ESG initiatives.
●	Mr. Hoffman’s goals included continuing to execute on plans to maximize the long-term value of each Company hotel property through oversight of hotel operations, facilitating the execution of value-enhancing renovations and by implementing sustainability initiatives at the hotel level.
●	Mr. Springer’s goals included implementing the Company’s portfolio management objectives, including enhancing the Company’s portfolio quality through acquisitions and dispositions, evaluating third-party manager changes and evaluating alternative uses of owned real estate.
●	Mr. Klein’s goals included advising senior management on, and managing the legal process for all transactions, overseeing legal proceedings and regulatory filings, advising on labor matters, and assessing and advising on the Company’s corporate governance and risk management policies, including overseeing the Company’s ESG initiatives.

Additionally, each NEO’s individual performance was determined in part based on the NEO’s contribution towards advancing the Company’s strategy of owning a portfolio of Long-Term Relevant Real Estate®, as well as the preparation for and implementation of ESG initiatives in 2021.

2021 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

In 2020, our NEOs showed outstanding performance in managing the Company and navigating the unprecedented challenges resulting from the COVID-19 global pandemic.  Despite their significant efforts on behalf of the Company and our stockholders, due to the impact of the pandemic on the Company and our stockholders, the Compensation Committee determined that the Individual Performance Goal component of each of the Annual Cash Incentive Bonus and Annual Equity Incentive Award would be reduced to zero, resulting in a substantial reduction in NEO total compensation. The Company performance metrics of the annual cash bonus and long-term equity pay programs were paid in accordance with the results of the plan.

To determine the Cash Incentive Bonus payable to each NEO, in February 2021, the Compensation Committee reviewed and assessed the performance of the Company and each NEO in comparison to the subjective and objective performance measures established in 2020 and described above. No cash bonus was awarded with respect to any component if performance for such component was below Threshold. Results were interpolated between the levels of Threshold, Target and High and subject to the Compensation Committee’s subjective assessment as to whether the NEO’s performance warranted an increase or decrease.

The following table summarizes all of the components of the Cash Incentive Bonus Goals with respect to fiscal year 2020, paid in February 2021, for each NEO (dollar values rounded to the nearest whole dollar). For Mr. Arabia, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 75%; target – 162.5%; high (maximum) – 250%). For Messrs. Giglia, Hoffman and Springer, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 62.5%; target – 112.5%; high (maximum) – 162.5%). For Mr. Klein, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 57.5%; target – 92.5%; high (maximum) – 127.5%).

	John V.	Bryan A.	Marc A.	Robert C.	David M.
Goal	Arabia	Giglia	Hoffman	Springer	Klein
Goal #1: AFFO	$—	$—	$—	$—	$—
Goal #2: Debt to Undepreciated Book Value	351,135	135,252	144,136	114,832	73,660
Goal #3: RevPAR Growth	—	—	—	—	—
Goal #4: Change in LTRR®	249,130	100,711	107,326	85,505	56,877
Individual Performance	—	—	—	—	—
Total Cash Incentive Bonus	$600,265	$235,963	$251,462	$200,337	$130,538

Annual Equity Incentive Award Goals. The Compensation Committee determined that the amounts of the annual equity incentive awards to each NEO would be based on the achievement of the following two goals (collectively, the “Annual Equity Award Goals”), each weighted as described below (with the ranges representing variation in weighting among our NEOs as opposed to a range for each NEO), as well as individual performance:

Goal	Goal Description	Goal Weighting
Goal #1: Three Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2017 through the last trading day in 2020	40.0%–42.5%
Goal #2: Five Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2015 through the last trading day in 2020	40.0%–42.5%

For each of the Company’s Annual Equity Incentive Award Goals, the Compensation Committee established three achievement levels—“Threshold,” “Target” and “High,” and for each achievement level, a corresponding multiple of base salary for each NEO. For each of the components, the amount granted to the applicable NEO was the product of (a) his base salary, (b) the weighting for that component, (c) the multiple corresponding to the

46	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

level of achievement and (d) the Compensation Committee’s subjective assessment as to whether the NEO’s performance warranted an increase or decrease.

Each of the Annual Equity Incentive Award Goals is further discussed below.

Goal Numbers 1 and 2 – Relative Total Stockholder Return. RSR was measured in three and five year periods ending on the last trading day in 2020. We calculated RSR as the Company’s percentile rank, comparing the annualized increase (or decrease) in the value of the Company’s common stock on the NYSE as of the last trading day in 2020, assuming dividends paid on the Company’s common stock during the applicable period have been reinvested, over the price of the Company’s common stock on the NYSE as of the last trading day in 2017 and 2015, as applicable, among the equivalent total stockholder return metrics for the 15 companies included in the FTSE Nareit Equity Lodging/Resorts Index, as of the first trading day of 2020, adjusted for companies no longer listed on a stock exchange. The Company’s 3-year and 5-year returns were both above the Target threshold resulting in an interpolated award between Target and High. The Compensation Committee determined that for fiscal year 2020, the range for each of the RSR components should be as follows:

	3-Year	5-Year
	RSR Percentile Rank	RSR Percentile Rank
Threshold	30.0%	30.0%
Target	55.0%	55.0%
High	80.0%	80.0%
Achieved (1)	62.0%	75.0%

(1)	The Company’s 3-year and 5-year returns were – 23.64% and + 10.55%, respectively, compared to the FTSE Nareit Equity Lodging/Resorts Index returns of – 32.50% and – 12.93%, respectively.

The following table summarizes all of the components of the Equity Incentive Award Goals with respect to fiscal year 2020, granted in February 2021, for each NEO (dollar values rounded to the nearest whole dollar). For Mr. Arabia, the Equity Incentive Award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 175%; target – 325%; high (maximum) – 450%). For Messrs. Giglia, Hoffman and Springer, the Equity Incentive Award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 162.5%; target – 237.5%; high (maximum) – 312.5%). For Mr. Klein, the Equity Incentive Award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 137.5%; target – 187.5%; high (maximum) – 237.5%).

To determine the Equity Incentive Award granted to each NEO, in February 2021, the Compensation Committee reviewed and assessed the performance of the Company and each NEO in comparison to the subjective and objective performance measures established in 2020 and described above. No equity award was granted with respect to any component if performance for such component was below Threshold. Results were interpolated between the levels of Threshold, Target and High and subject to the Compensation Committee’s subjective assessment as to whether the NEO’s performance warranted an increase or decrease.

	John V.	Bryan A.	Marc A.	Robert C.	David M.
Goal	Arabia	Giglia	Hoffman	Springer	Klein
Goal #1: Three Year Relative Total Stockholder Return	$1,264,086	$537,887	$573,219	$456,676	$291,030
Goal #2: Five Year Relative Total Stockholder Return	1,492,324	619,038	659,700	525,575	328,583
Individual Performance	—	—	—	—	—
Total Equity Incentive Bonus (1)	$2,756,410	$1,156,925	$1,232,919	$982,252	$619,613

(1)	To determine the number of restricted shares granted to each NEO, the applicable total dollar amount was divided by the average closing price of the Company’s stock over the 20 trading days ending three trading days prior to the grant date. Accordingly, based on a grant date of February 10, 2021 and the average closing

2021 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

price of the Company’s common stock over the 20 trading days ending three trading days prior to such date (which average price was $11.02), Messrs. Arabia, Giglia, Hoffman, Springer and Klein were granted 250,128, 104,984, 111,880, 89,134 and 56,226 shares of restricted common stock, respectively.

The tables above also reflect that the Compensation Committee’s allocation between cash and equity incentive compensation was designed to award more than half of each NEO’s annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of stockholders. One-third of the number of shares granted will vest on each of February 15, 2022, 2023 and 2024, subject to the holder’s continued employment (including accelerated vesting in certain circumstances, as discussed below in the table “—Potential Payments Upon Termination or Change in Control”).

Benefits and Perquisites. Our benefit programs are based on an assessment of competitive market factors, and a determination of what is needed to attract and retain qualified executives. Our primary benefits for executives include participation in our broad-based plans at the same cost and on the same terms as other employees. These plans include a tax qualified 401(k) savings plan (with safe harbor contributions equal to 3% of a participant’s pay up to $8,550), a profit-sharing plan (with Company contributions deposited directly into a participant’s 401(k) plan), health, dental and vison insurance plans, term life insurance and disability coverage.

The Company does not provide non-qualified deferred compensation or pension benefits to any of its employees, including its NEOs.

Peer Group Information. The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards for its executive officers, including the NEOs. During 2020 and 2021, the Compensation Committee reviewed peer group data provided by its independent compensation consultant, FPL, in the 2019 and 2020 FPL Executive Compensation Reports, to assist and make informed decisions in its determination regarding compensation for our NEOs for 2020 and 2021, respectively. The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that we provide to our executive officers, including our NEOs, are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance.

2019 FPL Executive Compensation Report. In 2020, the Compensation Committee, based on the information provided by the 2019 FPL Executive Compensation Report, determined and monitored the composition of our peer groups. The peer groups selected and used by the Compensation Committee are all public real estate companies and are divided into two groups: hotel REIT peers and size/geographic peers. Each peer group is discussed and identified below:

●	Hotel REIT Peer Group. This peer group consisted of 10 public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to review compensation for NEOs, as they are all lodging-focused, self-managed REITs. This peer group, as of September 30, 2019, had total capitalization ranging from approximately $2.2 billion to $17.2 billion compared to the Company’s consolidated total capitalization of $4.3 billion.
●	Size/Geographic-Based Peer Group. This peer group consisted of 12 public real estate companies, four of which have corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes, but based on a combination of business focus, size and geography, the companies were viewed by FPL as comparable. This peer group, as of September 30, 2019, had total capitalization ranging from approximately $2.3 billion to $8.9 billion compared to the Company’s consolidated total capitalization of $4.3 billion.

48	Sunstone Hotel Investors

COMPENSATION DISCUSSION AND ANALYSIS

Hotel REIT Peer Group	Size/Geographic-Based Peer Group
Apple Hospitality REIT, Inc.	Acadia Realty Trust
Chesapeake Lodging Trust (1)	Apple Hospitality REIT, Inc.
DiamondRock Hospitality Company	Choice Hotels International, Inc.
Hersha Hospitality Trust	Columbia Property Trust, Inc.
Host Hotels & Resorts, Inc.	Cousins Properties Incorporated
Park Hotels & Resorts, Inc.	First Industrial Realty Trust Inc.
Pebblebrook Hotel Trust	Hudson Pacific Properties, Inc.
RLJ Lodging Trust	PS Business Parks, Inc.
Ryman Hospitality Properties, Inc.	Retail Opportunity Investments Corp.
Xenia Hotels & Resorts, Inc.	Ryman Hospitality Properties, Inc.
Sabra Health Care REIT, Inc.
Summit Hotel Properties, Inc.

(1)	Chesapeake Lodging Trust was removed from the Company’s Hotel REIT Peer Group at the end of 2019, following its merger with RLJ Lodging Trust.

In addition, the peer group compensation analysis prepared by FPL in 2019 was utilized by our Compensation Committee to review and make informed decisions regarding our NEO compensation for 2020.

2020 FPL Executive Compensation Report. In 2021, the Compensation Committee, based on the information provided by the 2020 FPL Executive Compensation Report, determined and monitored the composition of our peer groups. The peer groups selected and used by the Compensation Committee are all public real estate companies and are divided into two groups: hotel REIT peers and size/geographic peers. Each peer group is discussed and identified below:

●	Hotel REIT Peer Group. This peer group consisted of 10 public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to review compensation for NEOs, as they are all lodging-focused, self-managed REITs. This peer group, as of September 30, 2020, had total capitalization ranging from approximately $1.8 billion to $12.8 billion compared to the Company’s consolidated total capitalization of $2.8 billion.
●	Size/Geographic-Based Peer Group. This peer group consisted of 12 public real estate companies, four of which have corporate headquarters located within the state of California. This peer group focuses on a variety of asset classes, but based on a combination of business focus, size and geography, the companies were viewed by FPL as comparable. This peer group, as of September 30, 2020, had total capitalization ranging from approximately $2.0 billion to $7.2 billion compared to the Company’s consolidated total capitalization of $2.8 billion.

2021 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

Hotel REIT Peer Group	Size/Geographic-Based Peer Group
Apple Hospitality REIT, Inc.	Acadia Realty Trust
DiamondRock Hospitality Company	Apple Hospitality REIT, Inc.
Hersha Hospitality Trust	Choice Hotels International, Inc.
Host Hotels & Resorts, Inc.	Columbia Property Trust, Inc.
Park Hotels & Resorts, Inc.	Easterly Government Properties, Inc.
Pebblebrook Hotel Trust	Hudson Pacific Properties, Inc.
RLJ Lodging Trust	PS Business Parks, Inc.
Ryman Hospitality Properties, Inc.	Retail Opportunity Investments Corp.
Summit Hotel Properties, Inc.	Ryman Hospitality Properties, Inc.
Xenia Hotels & Resorts, Inc	Sabra Health Care REIT, Inc.
Summit Hotel Properties, Inc.
Washington Real Estate Investment Trust.

In addition, the peer group compensation analysis prepared by FPL in 2020 was utilized by our Compensation Committee to review and make informed decisions regarding our NEO compensation for 2021.

50	Sunstone Hotel Investors

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors of Sunstone Hotel Investors, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement of the Company for the 2021 annual meeting of stockholders, or the CD&A, with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board of Directors has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

COMPENSATION COMMITTEE:

Andrew Batinovich, Chair
W. Blake Baird
Monica S. Digilio
Douglas M. Pasquale

March 17, 2021

2021 Proxy Statement	51

EXECUTIVE COMPENSATION

The Summary Compensation Table below shows compensation information about our principal executive officer, our principal financial officer and the three other most highly compensated officers as of December 31, 2020. As required by SEC rules, the compensation amounts listed below include noncash items such as the grant date fair value of equity awards.

SUMMARY COMPENSATION TABLE

				Non-Equity
Name and				Incentive Plan	All Other
Principal			Stock	Compensation	Compensation
Position	Year	Salary ($)	Awards ($) (1)	($) (2)	($) (3)	Total ($)
John V. Arabia	2020	857,230	2,788,927	600,265	257,606	4,504,028
President and	2019	808,255	2,743,991	1,741,027	275,266	5,568,539
CEO	2018	768,029	2,509,556	1,575,989	292,275	5,145,849
Bryan A. Giglia	2020	539,738	1,170,572	235,963	138,668	2,084,941
EVP - CFO	2019	508,154	1,251,891	710,865	142,405	2,613,315
	2018	465,938	1,101,533	623,932	141,585	2,332,988
Marc A. Hoffman	2020	575,190	1,247,462	251,462	151,984	2,226,098
EVP - COO	2019	543,056	1,330,792	755,657	160,258	2,789,763
	2018	532,500	1,242,540	703,738	163,102	2,641,880
Robert C. Springer	2020	458,248	993,844	200,337	127,298	1,779,727
EVP - CIO	2019	432,461	1,062,877	603,538	131,709	2,230,585
	2018	419,856	984,858	557,812	133,327	2,095,853
David M. Klein	2020	374,642	626,920	130,538	90,395	1,222,495
EVP - General	2019	353,550	655,827	397,965	83,165	1,490,507
Counsel	2018	343,053	569,202	294,777	69,358	1,276,390

(1)	The amounts in this column represent the grant date fair value of the equity incentive awards granted to the NEO in 2019, 2020 and 2021, in connection with the satisfaction of performance criteria related to fiscal years 2018, 2019 and 2020, respectively, as prescribed by Accounting Standards Codification Topic 718, Compensation—Stock Compensation (referred to herein as ASC Topic 718). For more information, please see note 12 to our audited financial statements contained in our Annual Report on Form 10-K for 2020.
(2)	The amounts in this column represent the annual cash incentive bonus earned for the fiscal year and paid in the first fiscal quarter of the following year.
(3)	As noted in the table below, “All Other Compensation” included the following amounts for fiscal year 2020:

	Company Safe
	Harbor and	Dividends Paid on	Employer Matching	Guaranteed Term
	Profit-Sharing to	Awarded but Unvested	Charitable	Life Insurance
Name	401(k) Plan ($)	Stock Awards ($)	Contributions ($)	Premium ($)	Total ($)
John V. Arabia	37,500	219,389	—	717	257,606
Bryan A. Giglia	37,500	95,856	5,000	312	138,668
Marc A. Hoffman	37,500	107,428	5,000	2,056	151,984
Robert C. Springer	37,500	85,036	4,450	312	127,298
David M. Klein	37,500	47,178	5,000	717	90,395

52	Sunstone Hotel Investors

2020 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the information with respect to plan-based awards granted to the NEOs in 2020.

2020 GRANTS OF PLAN-BASED AWARDS TABLE

					All Other
					Stock
					Awards:	Grant Date
					Number of	Fair Value
		Estimated Future Payouts Under			Shares of	of Stock
		Non-Equity Incentive Plan Awards (1)			Stock or	and Option
	Grant	Threshold	Target	High	Units	Awards
Name	Date	($)	($)	($)	(#) (2)	($) (3)
John V. Arabia	2/13/2020				204,318	2,743,991
	n/a	619,650	1,342,575	2,065,500
Bryan A. Giglia	2/13/2020				93,216	1,251,891
	n/a	325,125	585,225	845,325
Marc A. Hoffman	2/13/2020				99,091	1,330,792
	n/a	346,481	623,666	900,851
Robert C. Springer	2/13/2020				79,142	1,062,877
	n/a	276,038	496,868	717,698
David M. Klein	2/13/2020				48,833	655,827
	n/a	207,621	333,999	460,377

(1)	Under our annual incentive plan, we pay a cash award for performance in February following the performance year if the performance criteria related to a cash award have been satisfied in the performance year. The actual amounts of the fiscal year 2020 performance cash awards are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The Threshold, Target and High award opportunities shown under this heading are for 2020 performance and are a multiple of each NEO’s base salary in 2020. See “Compensation Discussion and Analysis—2020 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses.
(2)	Under our annual incentive plan, we grant an award of restricted shares of common stock under our LTIP in February following the performance year if the criteria related to the award of restricted stock has been satisfied in the performance year. The amounts in this column represent awards of restricted stock granted in 2020 in connection with the satisfaction of performance criteria related to fiscal year 2019. See “Compensation Discussion and Analysis—2020 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual award of restricted stock granted with respect to 2020 services.
(3)	The grant date fair value for each of the time-based restricted stock awards equals the number of shares of restricted stock multiplied by the closing common stock price on the NYSE of $13.43 on the date of the grant (February 13, 2020), computed in accordance with ASC Topic 718. For more information, please see note 12 to our audited financial statements contained in our Annual Report on Form 10-K for 2020.

2021 Proxy Statement	53

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

The following table sets forth information with respect to outstanding restricted stock awards held by the NEOs as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END TABLE

	Stock Awards
	Number of	Market Value of
	Shares of Stock That	Shares of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)
John V. Arabia	375,841	4,258,279
Bryan A. Giglia	168,419	1,908,187
Marc A. Hoffman	183,242	2,076,132
Robert C. Springer	145,732	1,651,144
David M. Klein	86,379	978,674

(1)	The restricted stock awards are scheduled to vest as set forth below.

Grant Date	Vesting Date	John V. Arabia	Bryan A. Giglia	Marc A. Hoffman	Robert C. Springer	David M. Klein
2/09/2018	2/09/2021	54,774	23,958	26,346	20,773	11,066
2/08/2019	2/08/2021	58,375	25,623	28,903	22,909	13,240
2/08/2019	2/08/2022	58,374	25,622	28,902	22,908	13,240
2/13/2020	2/13/2021	68,108	31,073	33,031	26,382	16,278
2/13/2020	2/13/2022	68,105	31,072	33,030	26,380	16,278
2/13/2020	2/13/2023	68,105	31,071	33,030	26,380	16,277
		375,841	168,419	183,242	145,732	86,379
(2)	The market value of the unvested restricted shares of common stock is based on the closing common stock price of $11.33 on the NYSE on December 31, 2020.

54	Sunstone Hotel Investors

2020 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the vesting of restricted stock in 2020 for each NEO. The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings. No NEO held stock options or exercised any stock options during 2020.

	Number of Shares	Value
	Acquired on	Realized Upon
Name	Exercise or Vesting (#)	Exercise or Vesting ($)(1)
John V. Arabia	168,471	2,227,388
Bryan A. Giglia	72,992	964,802
Marc A. Hoffman	82,401	1,089,480
Robert C. Springer	65,188	861,906
David M. Klein	35,096	463,695

(1)	Value realized upon vesting is calculated as the gross number of shares vested in February 2020 multiplied by the closing stock price on the vesting date on the NYSE ranging from $13.08 to $13.51.

2021 Proxy Statement	55

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our Named Executive Officers’ employment agreements, which provide for certain payments and/or benefits upon a qualifying termination of employment and/or in connection with a change in control, are described below. We believe that job security and terminations of employment are causes of significant concern and uncertainty for senior executives and that providing protections to our NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our company in all situations.

The following table summarizes the amounts that we would have been required to pay to each of Messrs. Arabia, Giglia, Hoffman, Springer and Klein in connection with the events listed below assuming such events occurred on December 31, 2020. The table does not include payments due upon the non-renewal of the NEO’s employment agreement since non-renewal cannot occur on December 31, 2020 and can only occur upon the expiration of the existing employment agreements (i.e., March 31, 2021), in which case payment would be made in the amounts delineated in the employment agreement summaries below.

	Severance		Health Insurance		Unvested Stock
Name	Amount ($)		Coverage ($)		Awards ($)		Total ($)
John V. Arabia
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	9,044,256	(1)	39,485	(2)	2,053,642	(3)	11,137,383
Death or Disability	2,168,775	(4)	39,485	(2)	4,258,279	(5)	6,466,539
Upon a Change in Control	—		—		4,258,279	(5)	4,258,279
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	9,044,256	(1)	39,485	(2)	4,258,279	(5)	13,342,020
Bryan A. Giglia
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	3,047,355	(1)	36,836	(2)	913,810	(3)	3,998,001
Death or Disability	1,105,425	(4)	36,836	(2)	1,908,187	(5)	3,050,448
Upon a Change in Control	—		—		1,908,187	(5)	1,908,187
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	3,047,355	(1)	36,836	(2)	1,908,187	(5)	4,992,378
Marc A. Hoffman
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	3,243,720	(1)	23,599	(2)	1,000,212	(3)	4,267,531
Death or Disability	1,178,036	(4)	23,599	(2)	2,076,132	(5)	3,277,767
Upon a Change in Control	—		—		2,076,132	(5)	2,076,132
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	3,243,720	(1)	23,599	(2)	2,076,132	(5)	5,343,451
Robert C. Springer
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	2,587,264	(1)	43,054	(2)	793,825	(3)	3,424,143
Death or Disability	938,528	(4)	43,054	(2)	1,651,144	(5)	2,632,726
Upon a Change in Control	—		—		1,651,144	(5)	1,651,144
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	2,587,264	(1)	43,054	(2)	1,651,144	(5)	4,281,462
David M. Klein
By Company for “Cause” or By Executive without “Good Reason”	—		—		—		—
By Company without “Cause” or By Executive with “Good Reason”	1,852,089	(1)	45,992	(2)	459,817	(3)	2,357,898
Death or Disability	695,079	(4)	45,992	(2)	978,674	(5)	1,719,745
Upon a Change in Control	—		—		978,674	(5)	978,674
By Company without “Cause” or By Executive for “Good Reason” upon a Change in Control	1,852,089	(1)	45,992	(2)	978,674	(5)	2,876,755

56	Sunstone Hotel Investors

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(1)	Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, the severance payment is the sum of the following: (A) (1) earned but unpaid base salary, (2) accrued but unpaid vacation pay through the date of termination, and (3) any vested amounts due under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the “Accrued Obligations”); and (B) a severance amount equal to the sum of: (1) two (three for Mr. Arabia) times the sum of (i) the executive’s base salary in effect on the date of termination (which was $826,200, $520,200, $554,370, $441,660 and $361,080 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively), and (ii) the greater of (x) the target annual cash bonus (which was $1,342,575, $585,225, $623,666, $496,868 and $333,999 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively) and (y) the actual annual cash bonus paid to the executive in respect of the last full calendar year immediately preceding the date of termination (which was $1,741,027, $710,865, $755,657, $603,538 and $397,965 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively), and (2) any annual cash bonus required to be paid for any fiscal year of the Company that ends on or before the date of termination, to the extent not previously paid (if any) and (3) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs, determined by multiplying the target annual cash bonus $1,342,575, $585,225, $623,666, $496,868 and $333,999 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365. The severance figure in the table does not include any Accrued Obligations.
(2)	Pursuant to the terms of each NEO’s employment agreement, the Company shall provide group health coverage for the executive and his eligible family members for a period of up to 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium totaling $39,485, $36,836, $23,599, $43,054 and $45,992 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively.
(3)	Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, the portion of any then-outstanding restricted stock and other equity awards which would have become vested and, as applicable, exercisable during the 12 month period immediately following the date of termination had the executive remained continuously employed by the Company during such period shall become immediately vested and, as applicable, exercisable. The remaining portion of any outstanding restricted stock and other equity awards that does not become vested and, as applicable, exercisable shall automatically be cancelled and forfeited, and the executive shall have no further interest therein. The unvested stock award figure in the table reflects 181,257, 80,654, 88,280, 70,064 and 40,584 restricted shares for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively, based on the closing common stock price of $11.33 on the NYSE as of December 31, 2020.
(4)	Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment with the Company is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid a severance amount equal to the sum of: (i) the Accrued Obligations, (ii) 100% of his annual base salary then in effect (which was $826,200, $520,200, $554,370, $441,660 and $361,080 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively), (iii) a pro rata portion of the annual cash bonus for the partial fiscal year in which the date of termination occurs, determined by multiplying the target annual cash bonus ($1,342,575, $585,225, $623,666, $496,868 and $333,999 for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively) by a fraction, the numerator of which is the number of days elapsed in the calendar year through the date of termination and the denominator of which is 365, and (iv) any annual cash bonus required to be paid for any fiscal year of the Company that ends on or before the date of termination, to the extent not previously paid (if any). The severance figure in the table does not include any Accrued Obligations.

2021 Proxy Statement	57

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(5)	Pursuant to the terms of each NEO’s employment agreement, if the executive’s employment with the Company is terminated by reason of death or disability, or the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason on or within 12 months following a change in control, he or, as appropriate, his estate or beneficiaries will fully vest in all outstanding equity awards to the extent such outstanding awards were scheduled to vest solely based on the passage of time and the executive’s continued employment or service with the Company. The unvested stock award figure in the table reflects 375,841, 168,419, 183,242, 145,732 and 86,379 restricted shares for Messrs. Arabia, Giglia, Hoffman, Springer and Klein, respectively, based on the closing common stock price of $11.33 on the NYSE as of December 31, 2020.

58	Sunstone Hotel Investors

EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS (ARABIA, GIGLIA, HOFFMAN, SPRINGER and KLEIN)

On March 31, 2020, we entered into Fourth Amended and Restated Employment Agreements with NEOs John V. Arabia, President and CEO and Marc A. Hoffman, Executive Vice President – Chief Operating Officer, and Third Amended and Restated Employment Agreements with NEOs Bryan A. Giglia, Executive Vice President – Chief Financial Officer, Robert C. Springer, Executive Vice President – Chief Investment Officer and David M. Klein Executive Vice President – General Counsel, pursuant to which each of the Executives continue to be employed by the Company in their respective current positions (the “Employment Agreements”). The Employment Agreements supersede and replace any employment, change in control and/or employment offer letter agreements previously entered into with the foregoing NEO.

The initial term of each Employment Agreement expires on March 31, 2021. Following the expiration of the initial term, the term of each Employment Agreement automatically renews, and will continue to be renewed for successive one-year periods on each anniversary of March 31, 2021, unless either party provides the other with thirty days written notice of intent not to renew the Employment Agreement.

The Employment Agreements reflect a 2020 annual base salary for Messrs. Arabia, Giglia, Hoffman, Springer and Klein of $826,200, $520,200, $554,370, $441,660 and $361,080, respectively, and in each case, annual base salaries may be increased from time to time in the Company’s sole discretion. In addition, under the Employment Agreements, each of the NEOs is eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 75% for Mr. Arabia, 62.5% for Messrs. Giglia, Hoffman, and Springer, and 57.5% for Mr. Klein, of base salary, a target level equal to 162.5% for Mr. Arabia, 112.5% for Messrs. Giglia, Hoffman, and Springer, and 92.5% for Mr. Klein, of base salary, and a high level equal to 250% for Mr. Arabia, 162.5% for Messrs. Giglia, Hoffman, and Springer, and 127.5% for Mr. Klein, of base salary, with no guaranteed minimum (and any award may equal zero in any given year).

Under the Employment Agreements, each of the NEOs is eligible to earn annual equity awards with a threshold level equal to 175% for Mr. Arabia, 162.5% for Messrs. Giglia, Hoffman, and Springer, and 137.5% for Mr. Klein, of base salary, a target level equal to 325% for Mr. Arabia, 237.5% for Messrs. Giglia, Hoffman, and Springer, and 187.5% for Mr. Klein, of base salary, and a high level equal to 450% for Mr. Arabia, 312.5% for Messrs. Giglia, Hoffman, and Springer, and 237.5% for Mr. Klein, of base salary, with no guaranteed minimum (and any award may equal zero in any given year). Furthermore, the Employment Agreements provide that each of the NEOs is eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

If the Company terminates the NEO’s employment without cause or the NEO terminates his employment for good reason, then (i) the NEO will receive a cash severance payment equal to the sum of: (A) two (three for Mr. Arabia) times the sum of: (x) the base salary in effect for the NEO on the date of termination, and (y) the greater of the NEO’s target annual bonus for the year in which the termination occurs and the actual annual bonus paid in respect of the last completed calendar year, (B) any earned but unpaid annual bonus for a prior fiscal year, and (C) a pro-rated bonus for the year in which the termination occurs (based on the NEO’s “target” bonus), (ii) all outstanding Company equity awards will vest to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination, and (iii) the NEO will receive Company-paid continued health insurance coverage for himself and his eligible family members for up to 18 months following the termination date. The Company’s obligation to provide these severance payments and benefits is conditioned upon the NEO’s timely execution (and non-revocation) of a general release of claims. In addition, if the Company terminates the NEO’s employment without cause or the NEO terminates his employment for good reason on or within 12 months following a change in control, then all of the NEO’s outstanding Company equity awards will fully vest.

If the Company terminates the NEO’s employment by reason of a non-renewal of the Employment Agreement upon the expiration of its term, and the NEO is willing and able, at the time of such non-renewal, to continue performing services during the renewal period, then, subject to the NEO’s timely execution (and non-revocation)

2021 Proxy Statement	59

EMPLOYMENT AGREEMENTS

of a general release of claims, the NEO will receive an amount equal to 50% of the sum of (i) the base salary in effect for the NEO on the date of termination and (ii) the NEO’s target annual bonus for the year in which the termination occurs. However, if such termination occurs on or within 12 months following a change in control, then the NEO will be provided with the same payments and benefits as if the NEO’s employment was terminated by the Company without cause or the NEO terminated his employment for good reason (as described above), including full accelerated vesting of the NEO’s equity awards.

If the NEO’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries, will be paid an amount equal to the sum of (i) 100% of his annual base salary then in effect, (ii) any earned but unpaid annual bonus for a prior fiscal year, and (iii) a pro-rated bonus for the year in which the death or disability occurs (based on the NEO’s “target” bonus). Additionally, all outstanding time-based vesting Company equity awards will vest and the NEO will receive Company-paid continued health insurance coverage for himself and/or his eligible family members for up to 18 months following the termination date.

Each Employment Agreement also includes certain restrictive covenants, including non-solicitation and non-disparagement covenants. In connection with entering into the Employment Agreements, each NEO also entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

60	Sunstone Hotel Investors

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of John V. Arabia, our CEO. The pay ratio specified below is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2020, our last completed fiscal year:

●	the median of the annual total compensation of all of our employees (other than our CEO) was $224,395; and
●	the annual total compensation of our CEO, as reported in the Summary Compensation Table included above in this proxy statement, was $4,504,028.

Based on this information, for 2020, our CEO’s annual total compensation was 20.1 times that of the median of the annual total compensation of all of our employees (other than our CEO).

DETERMINING THE MEDIAN EMPLOYEE

Employee Population. We determined that, as of December 31, 2020, our employee population excluding our CEO consisted of 39 full-time employees.

Methodology for Determining Our Median Employee. To identify the median employee from our employee population, we reviewed the annual total compensation of each of our employees in the same manner as calculated for the annual total compensation of our CEO.

COMPENSATION MEASURE AND ANNUAL TOTAL COMPENSATION OF MEDIAN EMPLOYEE

With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $224,395.

ANNUAL TOTAL COMPENSATION OF CEO

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2020 Summary Compensation Table included in this Proxy Statement.

2021 Proxy Statement	61

DIRECTOR COMPENSATION

Based on its own analyses and on a report prepared by FPL in 2019 (discussed below), the Nominating and Corporate Governance Committee, together with all other members of the Board of Directors, approved the following compensation structure for our Board of Directors, which remained in place until December 31, 2020:

BOARD OF DIRECTORS MEMBER CASH AND EQUITY-BASED COMPENSATION

●	$60,000 annual cash retainer paid to each member of our Board of Directors.
●	$60,000 annual cash retainer paid to the Chairman of the Board of Directors.
●	$20,000 annual cash retainer paid to the chair of each committee of the Board of Directors.
●	$10,000 annual cash retainer paid to each member (other than the chairperson) of each committee of our Board of Directors.
●	No meeting fees for Board of Director and committee meetings are paid unless, in the applicable 12-month period, the aggregate number of Board of Director or committee meetings exceeds eight (in which case participant members of the Board of Directors or any committee will be paid $1,500 for each meeting in excess of eight).
●	Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors, and receive complimentary hotel rooms at our hotels and resorts when on personal travel.
●	$105,000 annual stock retainer granted to each member of our Board of Directors.
●	$60,000 annual stock retainer granted to the Chairman of the Board of Directors.

2020 INDEPENDENT DIRECTOR COMPENSATION

	Fees Earned or	Stock
Name	Paid in Cash ($)(1)	Awards ($)(2)	Total ($)
W. Blake Baird	77,500	108,863	186,363
Andrew Batinovich	90,000	108,863	198,863
Z. Jamie Behar (3)	22,500	—	22,500
Monica S. Digilio (4)	60,000	108,863	168,863
Thomas A. Lewis, Jr.	62,500	108,863	171,363
Murray J. McCabe	70,000	108,863	178,863
Douglas M. Pasquale (5)	147,500	171,073	318,573
Keith P. Russell	90,000	108,863	198,863

(1)	The amounts in this column represent cash compensation earned by the director during 2020. Compensation for service on the Board of Directors and its committees is payable quarterly in arrears.
(2)	The amounts in this column represent the grant date fair value for grants of restricted stock made to the director in 2020 as prescribed by ASC Topic 718. For more information, please see note 12 to our audited financial statements contained in our Annual Report on Form 10-K for 2020.

62	Sunstone Hotel Investors

DIRECTOR COMPENSATION

(3)	Ms. Behar did not stand for re-election in 2020, and therefore, her cash compensation reflects compensation for a partial year of service in 2020.
(4)	Ms. Digilio was elected to the Board of Directors on April 30, 2020, and therefore, her cash compensation reflects compensation for a partial year of service in 2020.
(5)	The Nominating and Corporate Governance Committee reviewed Mr. Pasquale’s Chairman compensation in conjunction with the full Board compensation review and the 2019 FPL Board Compensation Report and concluded that no changes should be made based on Mr. Pasquale’s REIT expertise, board experience, and substantial contributions to the Company. Additionally, the Nominating and Corporate Governance Committee recognized the significant additional time commitment and guidance provided by Mr. Pasquale that goes above and beyond what is typically required by other directors.

INDEPENDENT REVIEW OF DIRECTOR COMPENSATION

The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board of Directors on compensation and benefits for the independent directors. The Nominating and Corporate Governance Committee generally reviews the compensatory arrangement for the independent directors biennially.

2019 FPL Board Compensation Report. During the fourth quarter of 2019, FPL’s review detailed the 2018 director compensation programs (as disclosed in 2019 proxy statements) for two select groups of publicly-traded REITs as of September 30, 2019, comprised of (a) a hotel peer group consisting of 10 companies with implied total capitalizations ranging from approximately $2.2 billion to $17.2 billion and (b) a size/geographic peer group consisting of 12 companies with implied total capitalizations ranging from approximately $2.3 billion to $8.9 billion. Findings from the 2019 FPL Board Compensation Report were used to set the 2020 independent director compensation.

Based on the 2019 FPL report and current market trends, the Nominating and Corporate Governance Committee recommended that the independent directors’ compensation for 2020 be increased by $5,000 per independent director in the form of an additional $5,000 in equity awards.

2021 Proxy Statement	63

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2020, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant, the amount involved exceeds $120,000, and any related person had or will have a direct or indirect material interest. We have adopted a written policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%. Our Nominating and Corporate Governance Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested members of management, disinterested directors and legal counsel.

64	Sunstone Hotel Investors

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The committee has appointed Ernst & Young LLP as our independent registered public accounting firm, who will audit our consolidated financial statements for 2021 and the effectiveness of our internal control over financial reporting as of December 31, 2021. This appointment has been submitted to you for your ratification. The committee and the Board of Directors believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. If you do not ratify the appointment of Ernst & Young LLP, the committee will reconsider their appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting, and will have an opportunity to speak and respond to your questions.

FEE INFORMATION

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2020 and 2019 were as follows:

Description of Services	2020	2019
Audit Fees	$786,000	$861,250
Audit-Related Fees	55,000	55,000
Tax Fees	—	25,000
All Other Fees	1,845	2,000
Total Fees	$842,845	$943,250

In the above table, in accordance with the definitions of the Securities and Exchange Commission, “audit fees” are fees and expenses paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of the unaudited financial statements included in our quarterly reports on Form 10-Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2020 and 2019, audit fees, exclusive of out-of-pocket expenses, consisted primarily of $760,000 and $855,250, respectively, for the full-year audit, quarterly reviews and the audit of our internal control over financial reporting and $26,000 and $6,000, respectively, for services related to statutory and regulatory filings and public offerings.

“Audit-related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-related fees include $55,000 for an audit of one hotel required by the ground lessor in both 2020 and 2019. “Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“All Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

2021 Proxy Statement	65

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. The Audit Committee has delegated to its chair the authority to grant the required approvals for all audit and permissible non-audit services to be performed by Ernst & Young LLP, provided that the chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2020 were approved by the Audit Committee pursuant to its pre-approval policy.

66	Sunstone Hotel Investors

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The Audit Committee (the “Committee”) of the Board of Directors of Sunstone Hotel Investors, Inc. (“Sunstone” or the “Company”) is composed of four directors, each of whom meet the independence and other requirements of the New York Stock Exchange. W. Blake Baird, Andrew Batinovich and Keith P. Russell all qualify as “audit committee financial experts” within the meaning of Item 401(e) of Regulation S-K of the Sarbanes-Oxley Act of 2002.

Management of Sunstone has responsibility for preparing the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, acting as independent registered public accountants, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. Ernst & Young LLP also reviews the Company’s interim financial statements in accordance with applicable review standards. Ernst & Young LLP also is responsible for auditing Sunstone’s effectiveness of internal controls over financial reporting and issuing a report thereon. The Committee is responsible for the integrity of the Company’s financial statements and internal control structure on behalf of the Board of Directors. The Committee met four times during 2020, including meetings regularly with Ernst & Young LLP and the internal auditor, both privately and with management present. In addition, before each Committee meeting, the Chair of the Committee holds a discussion with the Ernst & Young LLP audit partner.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2020 as well as the interim financial statements for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020. These reviews included a discussion:

●	of critical accounting policies of the Company and potential or planned future changes to accounting standards and any impact their implementation could have on the Company’s financial statements;
●	of the reasonableness of significant financial reporting estimates and judgments made in connection with the financial statements, including the quality (and not just acceptability) of the Company’s accounting policies;
●	with the Company’s internal and independent auditors of the scope for their respective audits, the results of their respective reviews and their evaluations of the overall quality of the Company’s internal controls and financial reporting;
●	of the written disclosures and the letter from Ernst & Young LLP that is required by the Public Company Accounting Oversight Board, or PCAOB, regarding the independent accountant’s communications with the Audit Committee concerning independence; and
●	of the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

The Committee has also discussed with the independent auditors the matters required to be discussed under PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB.

2021 Proxy Statement	67

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Among other matters, the Committee also:

●	reviewed the level of fees paid relative to fees paid by peers and companies of similar size and geographic location, and engaged the internal and independent auditor and appointed Ernst & Young LLP to serve in the capacity of independent auditor during 2020;
●	reviewed and evaluated the qualifications of potential lead audit partners and selected a new lead audit partner in 2020 following the retirement of the prior lead audit partner. During this process, the Committee also evaluated potential benefits and risks of changing audit firms;
●	reviewed Ernst & Young’s performance, qualifications and quality control procedures, including reviewing reports on Ernst & Young provided by PCAOB;
●	reviewed and approved the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor and reviewed and approved fees and services;
●	consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment including meetings with the Chair of the Committee and the lead audit partner;
●	reviewed significant legal developments which affect or could affect the Company;
●	reviewed communications from and management’s responses to governmental agencies for matters of material significance;
●	reviewed and approved the type and presentation of information, including earnings guidance, to be included in the Company’s earnings releases and financial supplemental disclosures; and
●	reviewed and responded to any calls placed on the Sunstone Business Conduct and Ethics Line.

Members of the Committee are not full-time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements has been carried out in accordance with U.S. GAAP or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to the Board of Directors the inclusion of the audited financial statements in Sunstone’s 2020 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Keith P. Russell, Chair
W. Blake Baird
Andrew Batinovich
Monica S. Digilio

March 17, 2021

68	Sunstone Hotel Investors

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2022 Annual Meeting pursuant to SEC Rule 14a-8 must be received by the Secretary of Sunstone no later than 5:00 p.m. Pacific Time on November 17, 2021, to be considered for inclusion in our proxy statement and proxy card relating to the 2022 Annual Meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2022 Annual Meeting (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a-8) must deliver such information to our Secretary no earlier than October 18, 2021 and no later than 5:00 p.m. Pacific Time on November 17, 2021 and must comply with the other provisions and requirements of Article II, Section 2.11 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request. Finally, any stockholder who wishes to propose a nominee to the Board of Directors for inclusion in our proxy materials for the 2022 Annual Meeting pursuant to our proxy access bylaw must deliver such information to our Secretary no earlier than October 18, 2021 and no later than 5:00 p.m. Pacific Time on November 17, 2021 and must comply with the other provisions and requirements of Article II, Section 2.16 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

2021 Proxy Statement	69

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

70	Sunstone Hotel Investors

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. During 2020, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2020.

2021 Proxy Statement	71

OTHER INFORMATION

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $25,000.

By Order of the Board of Directors

John V. Arabia
President, Chief Executive Officer and Director

Irvine, California
March 17, 2021

72	Sunstone Hotel Investors

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/SHO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31906-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**SUNSTONE HOTEL INVESTORS, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of the following eight nominees to serve as directors until the next Annual Meeting and until their successors are elected and qualified:

| Nominee | For | Against | Abstain |
|---|---|---|---|
| 1a. John V. Arabia | ☐ | ☐ | ☐ |
| 1b. W. Blake Baird | ☐ | ☐ | ☐ |
| 1c. Andrew Batinovich | ☐ | ☐ | ☐ |
| 1d. Monica S. Digilio | ☐ | ☐ | ☐ |
| 1e. Kristina M. Leslie | ☐ | ☐ | ☐ |
| 1f. Murray J. McCabe | ☐ | ☐ | ☐ |
| 1g. Verett Mims | ☐ | ☐ | ☐ |
| 1h. Douglas M. Pasquale | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

**NOTE:** Transaction of such other business as may be properly brought before the Annual Meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 17, 2021.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| | | | |
|---|---|---|---|
| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |